Exhibit 10.13

STATOILTIME 1

Version 1.1

Captain Markos NL / Statoil —TCP 22.10.2010

- FINAL -

Classification: Open	Status: Final

Table of contents

1	Description, Condition of the Vessel and Owners’ Management	4
2	Shipboard Personnel and their Duties	7
3	Duty to Maintain	9
4	Period and Trading Limits	11
5	Laydays/Cancelling, Delivery and Redelivery, Redelivery Survey	12
6	Owners to Provide	13
7	Charterers to Provide	14
8	Grade of Bunkers, Bunkers on Delivery and Redelivery	14
9	Rate of Hire	16
10	Payment of Hire	16
11	Space Available to Charterers	18
12	Instructions and Logs	18
13	Pumping	18
14	Bills of Lading	19
15	Loss of the Vessel	25
16	Off-hire	25
17	Periodical Dry-docking	28
18	Routine Ship Inspection and Investigation after Incident/Accident	29
19	Review of Plans and Additional Equipment	31
20	Speed, Bunker Consumption and Cargo Heating Warranties	32
21	Salvage	35
22	Lien	35
23	Exceptions	35
24	Injurious Cargos	36
25	Cargo Heating	36
26	Laying-up	37
27	Requisition	37
28	Outbreak of War	38
29	Additional War Expenses	38
30	War Risks and Government Orders	38
31	Both to Blame Collision Clause	39
32	General Average/New Jason Clause	40
33	Clause Paramount	41
34	Export/Import Restrictions	41
35	Ice	42
36	Ship to Ship Cargo Transfer	43

37	Oil Pollution and Insurance	44
38	Eligibility & Compliance	46
39	Drug & Alcohol Policy	47
40	OPA Surcharge	47
41	ISPS/MTSA	47
42	Working Safely with Suppliers	49
43	Ballast Clause	49
44	Remeasurement Clause	49
45	Clean Hull	50
46	Sale of Vessel	50
47	Cargo Retention Clause	50
48	In Transit Loss Clause	50
49	Adherence to Voyage Instruction Clause	51
50	Smuggling/Contraband Clause	51
51	Piracy	51
52	Boycott Clause	52
53	Blacklisting Clause	52
54	United States of America (U.C.) Customs and Border Regulation Clause	53
55	Stowaway Clause	54
56	Tracking System Clause	55
57	Continuous Readiness	55
58	Anti-Corruption and Facilitation Payments	55
59	Commission	56
60	Construction	56
61	Amendment/Variations to the Charter Party	56
62	Execution of the Charter Party	56
63	Subletting, Assignment, Novation and Third Party Rights	56
64	Laws and Arbitration	57
65	Notices	58
66	Confidentiality	58
67	Exhibits & Attachments	58

IT IS THIS DAY AGREED between Cetus Transport Ltd. having its registered office Monrovia as Owners (hereinafter referred to as ‘Owners’) of the good motor tank vessel named “Captain Markos NL” registered in Liberia and Bahamas flag (hereinafter referred to as ‘the Vessel’) described as per Clause 1 hereof and Statoil ASA, Forusbeen 50, 4035 Stavanger, Norway (hereinafter referred to as ‘Charterers’)

1                                         Description, Condition of the Vessel and Owners’ Management

At the date of delivery under this Charter Party and throughout the Charter Party period the Vessel:

i.                                          Shall be classed by a Classification Society which is a member of the International Association of Classification Societies (IACS);

ii.                                       Shall be in every way fit to carry the cargo as described in Clause 4 in bulk, maximum 2 grades within the Vessel’s natural segregation.

iii.                                    Shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery (including but not limited to engines, pumps, boilers, etc.), tanks, hull and other equipment (including but not limited to hull stress calculator, navigational radar, computer and computer systems and all software) in a good and efficient state;

iv.                                   Shall have tanks, valves and pipelines tight and leak free;

v.                                      Shall have all relevant navigational and chart systems suitable for a Vessel of her description and for the trading limits set out in Clause 4, and Owners shall ensure that all charts and other navigational publications are maintained fully up to date;

vi.                                   Shall burn bunkers grade as stipulated under Clause 8 hereof;

vii.                                Shall comply with all regulations in force so as to enable her to pass through the Suez Canal or Panama Canal (if applicable) by day and night without delay;

viii.                             Shall at all times have on board all documents and other certificates and equipment required from time to time by any applicable law to enable her to perform the Charter Party service without delay, as further detailed in Clause 38;

ix.                                   Shall comply with the description in the OCIMF (Oil Companies International Maritime Forum) Harmonised Vessels’ Particulars Questionnaire attached hereto as Attachment 1, provided however that if there is any conflict between the provisions of Attachment 1 and any other provisions, including but not limited to this Clause 1, then this Charter Party shall prevail. Owners shall at all times maintain an updated Harmonised Vessels’ Particulars Questionnaire at OCIMF — SIRE database and the last updated version shall be applicable.

x.                                      Ownership structure, flag, registry, Classification Society, management company (both technical and commercial) of the Vessel shall not be changed during the currency of this Charter Party without Charterers’ prior written approval. However, if Charterers consent to any change(s) proposed by Owners, then Owners will reimburse all costs and expenses incurred by Charterers in connection with the said change(s) including but not limited to vetting inspection costs incurred as the result of any change.

xi.                                   Shall be equipped with a Fresh Water evaporator which is capable of making sufficient fresh water to supply Vessels’ needs.

xii.                                Owners shall operate:

a)  safety management system certified to comply with the International Safety Management Code (ISM Code), as may be amended from time to time, for the safe operation of ships and for pollution prevention;

b)  documented safe working procedures systems (including procedures for the identification and mitigation of risks);

c)  a documented environmental management system;

d)  documented accident/incident reporting systems compliant with the Vessel’s flag state requirements. In the absence of any such requirements from the flag state such requirements to be in accordance with ISM Code

xiii.                             Owners warrant and undertake to provide effective emergency response facilities and trained personnel to deal with all emergencies arising out of or in connection with any voyage undertaken under the terms and conditions of this Charter Party. Owners warrant that they or the Vessels Master will report without undue delay any incident or possible situation that may arise including but not limited to, fatality, serious leakage, gas leakage, oil spill, any pollution incident (irrespective of severity/consequences), fire, collision, grounding, serious personnel accident or serious technical non conformities directly to Charterers in accordance with Reporting of HSE data to Statoil from Shipping Service Providers as attached hereto, or in accordance with the orders given for a specific voyage. Any requirement under a particular voyage for reporting of accidents/incidents to third parties does not absolve Owners/Master from complying with the terms of this Clause 1 xiii. However, notifications required by law or to ensure safety, or any other appropriate action should be made before fulfilling Charter Party requirements.

xiv.                            In addition to the requirements of sub-clause 1 xiii. above, Owners shall submit to Charterers a written report each quarter, or for any other period as may be directed by Charterers from time to time, in compliance with requirements of Charterers’ requirements as set out in “Reporting of HSE data to Statoil from Shipping Service providers” — as attached and as amended from time to time.

xv.                               Owners shall maintain a Health Safety and Environmental (HSE) system in accordance with the best practice standards of the industry. Owners shall at all times maintain records to demonstrate compliance with the provisions of the HSE system and the HSE requirements of this Charter Party. Charterers have the right to confirm Owners’ compliance by audit of Owners and/or Technical and/or Commercial managers of the Vessel at any time.

xvi.                            Owners shall participate in the Tanker Management Self Assessment program (TMSA) via their technical managers and will maintain a minimum standard of TMSA 2 Level 2 in all chapters. Charterers have the right to confirm Owners’ compliance by audit of Owners and/or Technical and/or Commercial managers of the Vessel at any time.

xvii.                         The Vessel always to be acceptable to Statoil vetting and at all times the Vessel is to have an up-to-date CDI and SIRE report that is not older than 6 months.

xviii.                     General description

IMO: 9315680
Flag: Bahamas
Built: 2006
Class: LR
Otherwise as per Gas Form C
Cargo: Butane, Propane and other cargoes in accordance with the Vessel’s certificate of fitness
Speed and consumptions: “about” (defined: + / - 0.50 knot) / “about” (defined: + / - 5 per cent) (basis wind + sea-state not exceeding Beaufort 5 + Douglas 4 respectively)

speed	ballast	laden
16.5 k	53.5 m.t.	57.5 m.t.
	(M/E: 47.5 m.t.)	(M/E: 51.5 m.t.)
	(A/E: 6.0 m.t.)	(A/E: 6.0 m.t.)

above based on:

• M/E + A/E consumptions (including reliquification plant but excluding I.G. plant use and/or preparation of cargo tanks for change of cargo grades)

• cargo: lpg (50 / 50 Propane / Butane)

• Vessel’s draft on laden passage of about 11.60 m (basis above cargo split) and Vessel’s draft on ballast passage of about 7.50 m

All of the above given in good faith but without guarantee or engagement. However, the stated speed and consumption data shall be used to calculate the Vessel’s speed and performance under Clause 20 of this C/P.

xix.                            Owners’ option to substitute Vessel with a similar vessel at any time during the charter period subject to Charterers’ approval (not to be unreasonably withheld). It is understood that it shall be reasonable for Charterers to withhold consent if the substitute vessel is unacceptable to Statoil vetting.

xx.                               Commercial Managers: Dorian (Hellas) S.A., Piraeus

Technical Managers: Dorian (Hellas) S.A., Piraeus

Managers shall have the right to sub-contract some management functions with Charterers’ consent (which shall not be unreasonably withheld). It is understood that it shall be reasonable for Charterers to withhold consent if the sub-contracting of any functions affects the Vessel’s acceptably to Statoil vetting.

2                                         Shipboard Personnel and their Duties

At the date of delivery of the Vessel under this Charter Party and throughout the Charter Party term:

i                                             Vessel shall have a full and efficient complement of Master, Officers and Crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the Vessel and her equipment competently and safely.

ii                                          All shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state and IMO’s SOLAS consolidated edition 2004 including later amendments.

iii                                       All shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 or any additions, modifications or subsequent versions thereof.

iv                                      The Master, Officers and Crew engaged in operations where they need to communicate in English, shall be proficient in the use of spoken English language to efficiently communicate with Charterers or other entities such as the authorities and those who give services and assistance to the Vessel as well as to carry out cargo and bunkering operations both at loading and discharging places quickly, efficiently and safely. The Owners and Master shall use all reasonable endeavours to ensure that all communication onboard and with shore personnel during mooring and loading operations are carried out in the English language. In addition to the above the Master and the Officers shall be proficient in the use of the written English language.

v                                         The terms of employment of the Vessels Officers and Crew shall always remain acceptable to the international Transport Workers Federation (ITF) and the Vessel will hold and carry onboard a valid ITF certificate or equivalent document acceptable to the ITF.

Any time loss to Charterers by reason of the Vessel being delayed and/or boycotted and/or arrested etc. due to non-compliance and/or breach of this provision shall give Charterers the right to put the Vessel off-hire and/or claim damages from Owners.

vi                                      If Charterers complain about the conduct of the Master or any of the Officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

vii                                   The manning level and nationality of the Vessel’s Master, Officers and Crew given in the OCIMF Harmonised Vessel’s Particulars Questionnaire referred to in Clause 1 ix. - will not change without Charterers’ prior agreement.

viii                                Owners guarantee that throughout the Charter Party service the Master shall together with the Vessel’s Officers and Crew, unless otherwise ordered by Charterers;

a)             Prosecute all voyages with the utmost dispatch subject always to the speed set out in Clause 20

Plan all voyages from the place of loading to the discharging location taking into account the weather conditions, vessel routing and all other requirements of safe navigation; and

b) Render all customary assistance; and

c) Unless ordered by Charterers or their agents to the contrary load and discharge the cargo as rapidly as possible by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state in a safe manner.

ix                                      Owners undertake that Vessel’s deck officers shall participate in simulator training courses or other training courses as may be required by Charterers from time to time. However, such training shall not in any manner shift and/or minimise and/or replace Owners’ obligations under the Charter Party and the relevant laws nor will it relieve and/or absolve Owners from their liability towards the Charterers nor shall Owners use the fact that such training has been given to the crew as a defence to any claim. Owners shall ensure that the Vessel’s Master and Officers have attended Ship Handling course and Bridge Resource Management training and refresher courses of a standard recognised by an industry body or association in accordance with the guidelines set by IMO.

x                                         The Master shall observe the recommendations as to traffic separation and routing which are issued from time to time by the International Maritime Organisation (IMO) or by any other relevant government or authority.

3                                         Duty to Maintain

i                                             Throughout the Charter Party service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 23 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2 , exercise due diligence so to maintain or restore the Vessel.

ii                                          If at any time whilst the Vessel is on hire under this Charter Party the Vessel fails to comply with the requirements of Clauses 1, 2 or 11, then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the Vessel to perform any services under this Charter Party, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-Clause (ii) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 20.

iii                                       If Owners are in breach of their obligation under Clause 3 i., or hire has been reduced pursuant to Clause 3 ii. above, Charterers may so notify Owners in writing, and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to document to Charterers’ reasonable satisfaction the exercise of due diligence to comply with Clauses 1, 2 or 11, and/or to fulfil the undertakings as required in Clause 3 i., the Vessel shall be off-hire, without prejudice to Charterers right to claim damages, and no further hire payments shall be due, until Owners have so demonstrated to Charterers’ reasonable satisfaction that they are exercising such due diligence.

iv                                      Owners shall ensure at their expense that, throughout the term of this Charter Party, a SIRE inspection report shall be on file with OCIMF for an inspection carried out within the last 6 months by an oil company that is a member of OCIMF and not an affiliated or associated company of the Charterers.

Owners warrant that throughout the duration of this charter the Vessel will remain acceptable to Statoil.

v                                         Owners shall on a monthly basis provide Charterers with a list of inspections undertaken and those planned, including but not limited to, major oil companies, port state or flag state inspections. Charterers shall have the option to require Owners to arrange inspection by specific oil companies if they deem necessary, and Owners will undertake best endeavours to arrange said inspection in a timely manner, with any loss of time and inspection costs in connection with any such inspections being for Owners’ account

vi                                      Owners shall advise Charterers immediately, in writing, should the Vessel fail an inspection by a governmental and/or port state authority, and/or terminal and/or oil company. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects which have caused the Vessel to fail such inspection.

vii                                   If, in Charterers’ reasonably held view:

a) The failure of an inspection or the non-existence or expiry of a SIRE report (as provided in this Clause 3) prevents the normal commercial operations of the Vessel, then Charterers have the option to place the Vessel off-hire from the date and time that the results of such inspection become known to Charterers, until the date and time that the Vessel passes a re-inspection by the same organisation, which shall be in a position no less favourable to Charterers than that at which the Vessel went off-hire.

viii                                Furthermore, should the period that the Vessel is off-hire under this Clause 3 (with the exception of paragraph Clause 3 vii. b above) exceed 60 days, then Charterers shall have the option to terminate this charter party by giving 10 days written notice of said cancellation. This sub-Clause 3 viii. is without prejudice to any other rights of Charterers or obligation of Owners under this Charter Party or otherwise (including without limitation Charterers’ right under Clause 16 hereof).

4                                         Period and Trading Limits

i                                             Owners agree to let and Charterers agree to hire the Vessel for a period of 4 years plus or minus 60 days in Charterers’ option commencing from the time and date of delivery of the Vessel pursuant to Clause 5 hereof, for the purpose of carrying, (subject always to Clause 24) Butane, Propane and other cargoes in accordance with the Vessel’s certificate of fitness In any part of the world, as Charterers shall direct, subject to the limits of the current American Institute Trade Warranties (01/07/72) via safe anchorage(s), berth(s), buoy(s), port(s), STS location(s), terminal(s). Trading areas shall be determined by and subject to embargoes, restrictions or sanctions introduced by the Vessel’s flag authority and/or the E.U. and/or the U.N. and/or the U.S.A.,restrictions imposed by Charterers’ vetting department and/or under Charterers’ HSE regulations, and restrictions imposed by Owners and/or the Master with regard to the safety and security of the Vessel and her personnel. Vessel not to force ice nor follow ice-breakers. Charterers’ option to proceed directly to and from Snoehvit terminal, near Hammerfest, Norway, without additional premium. Excluding at all times: Alaska between 1st November and 30th April both days inclusive, Cuba, Finland between 15th November and 15th May both days inclusive, Iran, Israel, Lebanon, North Korea and Somalia.

Notwithstanding the foregoing, but subject to Clause 30, Charterers may order the Vessel to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the Vessel’s underwriters as a consequence of such order. Vessel not to force ice nor follow ice-breakers.

ii                                          Any time during which the Vessel is off-hire under this Charter Party may be added to the Charter Party period in Charterers’ option in accordance with Clause 16 up to the total amount of time spent/lost as off-hire. In such cases the Rate of Hire payable to Owners shall be that prevailing at the time the Vessel would, but for the provisions of this Clause, have been redelivered.

iii                                       Charterers shall use due diligence to ensure that the Vessel is only employed between and at safe places (which expression when used in this Charter Party shall include ports, berths, wharves, docks, anchorages, single buoy moorings, alongside vessels or lighters, and other locations including locations at sea) where she can safely reach and lie always afloat. Notwithstanding anything contained in this or any other Clause of this Charter Party, Charterers do not warrant the safety of any place to which they order the Vessel and shall be under no liability in respect thereof unless caused by failure to exercise due diligence on the part of the Charterers, and Charterers are not responsible for any neglect or default on the part of their servants agents or independent contractors. Subject as above, the Vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/ OCIMF Ship-to-Ship Transfer Guide as dealt with in Clause 36.

5                                         Laydays/Cancelling, Delivery and Redelivery, Redelivery Survey

i                                             The Vessel shall not be delivered to Charterers before 20th October 2010 and Charterers without prejudice to their rights to claim damages, shall have the option to cancel this Charter Party if the Vessel is not ready and at their immediate disposal on or before 31st December 2010

ii                                          Delivery for purposes of this Charter party shall take place;

on passing Singapore on the voyage from last discharge port in China on previous voyage and when the Master has given a valid Notice of Delivery to Charterers or their agents stating that the Vessel is at the delivery point and is in all respect ready for the service and that the Vessel is at Charterers’ disposal.

iii                                       Redelivery in Charterers’ option:

Maximum 10 days from Fujairah if the vessel is redelivered east of Suez, or Maximum 11 days from Gibraltar if the vessel is redelivered west of Suez

iv                                      Owners shall give Charterers 7 days’ approximate an 5/3/1 days’ definite notice of delivery (including place), and

v                                         Charterers shall give Owners 45/30/20/15/10 days’ approximate notice and 5/3/1 days’ definite notice of redelivery (including place).

vi                                      If the last cargo carried prior to redelivery under this Charter Party shall require cleaning beyond the normal requirements for a similar cargo due to the unusual characteristics of the particular cargo loaded, then Charterers shall compensate Owners for reasonable documented additional cleaning expenses as mutually agreed.

vii                                   Should the Vessel be on her voyage towards the place of redelivery at the time a payment of hire is due, payment of hire shall be made for such length of time as Owners and Charterers may agree upon as being the estimated time necessary to complete the voyage, less any disbursements made or expected to be made or expenses incurred or expected to be incurred by Charterers for Owners account less any amounts that Charterers otherwise may be permitted to withhold or deduct under the terms of this Charter Party (including but not limited to off-hire period and any claim for speed and performance), and less the estimated value of bunker fuel remaining at the termination of the voyage; and when the Vessel is redelivered, any overpayment shall be refunded by Owners or underpayment paid by Charterers.

viii                                Notwithstanding the provisions of Clause 4 hereof, should the Vessel be upon a voyage (laden or ballast) at expiry of the period of this Charter Party, Charterers shall have the use of the Vessel at the same rate, terms and conditions for such extended time as may be necessary for the completion of the voyage on which the Vessel is engaged until her return to a port of redelivery as provided in this Charter Party.

ix                                      Delivery survey and redelivery survey shall be held jointly by Owners and Charterers, cost of which shall be equally shared by Owners and Charterers but to be held in Owners’ time for on-hire survey and Charterers’ time for off-hire survey.

6                                         Owners to Provide

Owners undertake to provide and to pay for all provisions, wages (including but not limited to all overtime payments), and shipping and discharging fees and all other expenses of the Master, Officers and Crew; for communication and victualling expenses incurred on Charterer’s behalf; also, except as provided in Clause 4 and 29 hereof, for all insurance on the Vessel; for all deck, cabin and engine-room stores, and for potable water; for all dry-docking, overhaul, maintenance and repairs to the Vessel; for fumigation expenses and de-rat certificates; and for certificates and other requirements necessary to enable the Vessel to be employed throughout the trading limits herein provided; and for all other expenses connected with the operation, maintenance and navigation of the Vessel. Owners’ obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this Charter Party in relation to the personal effects of the Master, Officers and Crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or be compelled to pay in respect of any such liability. Any amounts allowable in General Average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a Period when the Vessel is on-hire.

7                                         Charterers to Provide

i                                             Charterers shall provide and pay for all bunkers, fresh water for cleaning of tanks and flushing of lines, pumps, and other equipment for cargo handling (if fresh water cleaning required by Charterers), towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the Vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 16 or 17); and provided further that any bunkers used in connection with a General Average sacrifice or expenditure shall be paid for by Owners.

ii                                          In respect of bunkers consumed for Owners purposes these will be charged on each occasion by Charterers on a first-in-first-out (FIFO) basis valued on the prices actually paid by Charterers.

iii                                       If the trading limits of this Charter Party include ports in the United States of America and/or its protectorates the Charterers shall reimburse Owners for port specific charges relating to additional premia reasonably charged by providers of oil pollution cover (including COFR), when incurred by the Vessel calling at ports in the United States of America and/or its protectorates in accordance with Charterers orders.

8                                         Grade of Bunkers, Bunkers on Delivery and Redelivery

i                                             Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on redelivery (whether it comes at the end of the Charter Party or at the earlier termination of this Charter Party) accept and pay for all bunkers remaining on board at the price actually paid for on first-in-first-out (FIFO) basis. Such prices to be supported by paid invoices.

ii                                          Vessel to be delivered to Charterers and redelivered to Owners under this Charter Party with, a quantity of bunkers on board sufficient to reach the nearest main bunkering port.

iii                                       Charterers shall supply Marine Fuel Oil with a maximum viscosity of 380 Centistokes at 50 deg Centigrade (RMG 380, ISO 8217 — 2010 International Standard for Residual Marine Fuels) for main propulsion and auxiliaries and, for applicable use, Marine Gas Oil with a maximum viscosity of 6 Centistokes and a minimum viscosity of 2 Centistokes at 40 deg Centigrade (DMA, ISO 8217 — 2010 international Standard for Distillate Marine Fuels) for auxiliaries and boilers, or in accordance with any subsequent revision(s) of the International Standard. As an interim measure only whilst the ISO 8217 — 2010 Standard becomes widely established, where bunkers of a particular grade complying with the ISO 8217 — 2010 Standard are not available, Charterers shall supply bunkers of that grade which comply with the ISO 8217 - 2005 Standard.

iv                                      Charterers shall have at all times the obligation to supply the quality of bunkers in accordance with MARPOL Convention Annex VI, however, Owners and/or Master have the obligation to ensure that the quality of bunkers actually used in the areas where the Vessel is trading is in accordance with the MARPOL Convention.

v                                         With respect to low-sulphur bunkers required under the MARPOL Convention the following is agreed where the vessel shall be delivered/redelivered within an emission control zone:

a) Owners warrant that the Vessel shall be delivered with sufficient low-sulphur bunkers to reach a port or place where suitable low-sulphur bunkers may be delivered.

b) Charterers warrant that the Vessel shall be redelivered with sufficient low-sulphur bunkers to reach a port or place where suitable low-sulphur bunkers may be delivered.

vi                                      Without prejudice to Charterers’ right to put the Vessel off-hire, any delays, costs, expenses, fines and all other consequences arising from or in connection with the Owners and/or Master non-compliance with the sub-clauses (iv) and (v) of this Clause 8 shall be the sole responsibility and risk of the Owners.

vii                                   Owners shall arrange to have each bunker delivery to the Vessel analysed by DnV Fuel Testing Service or other similar institution, and will forward a copy of the analysis to Charterers as soon as it is received. Further, Owners shall arrange for and retain properly sealed and identified samples of each grade of bunkers received. Costs for said bunker analysis shall be shared on a 50/50 basis between Owners and

Charterers. Payment to be made against Owners supporting documentation.

viii                                If, at any time after commencement of this Charter Party, applicable international, regional, national or local requirements/rules by way of bunker specifications or standards are introduced anywhere within the trading range under this Charter Party, Charterers shall supply bunkers in compliance with said requirements/rules.

9                                         Rate of Hire

The hire payable to Owners by Charterers shall never be lower than USD 500,000 pmpr (the “floor”) nor shall the hire payable exceed USD 1,050,000 pmpr (the “ceiling”).

If the market value for VLGCs as reflected in the Baltic LPG Route assessment in USD per metric ton for a spot voyage from Ras Tanura to Chiba, one-to-one, calculated as the monthly timecharter return (TCR) for the vessel based on her Charter Party performance and the calculation criteria set out below, exceeds the floor above, Charterers shall pay to the Owners the net amount that the TCR exceeds the floor up to the ceiling (the “excess”).

The floor shall be payable monthly in advance. The excess shall be assessed over each completed three month period of the charter and, if earned, paid in arrears within one month of the end of the relevant three month period.

The calculation criteria are as follows:

• speed & consumption: as described under clause 20

• distance: ras tanura - chiba / 6,604 miles

• port charges: Ras Tanura USD 11,000.00

Chiba USD 55,000.00

• bunkers: three-monthly average of Platts for Fujairah and Singapore

• sea margin: 5 per cent at sea

• programming tolerance: 1 day

• intake: 47,300 m.t. (basis two tanks propane plus two tanks butane)

• laytime: 96 hours (basis 1/1) + 6 hours NOR time in each port (also basis 1/1) + 12 hours for bunkering

Hire for the Vessel shall be payable from the time and date of her delivery pursuant to Clause 5 hereof until the time and date of her redelivery to Owners.

10                                  Payment of Hire

i                                             Subject as herein provided, payment of hire shall be made by Charterers in immediately available funds to
The Royal Bank of Scotland plc

Shipping Business Centre

5-10 Great Tower Street

London EC3P 3HX

United Kingdom

SWIFT: RBOSGB2L

IBAN: GB56 RBOS 1663 0000 3391 92

A/C Name: Cetus Transport Ltd.

A/C No: CETTRA-USD1

per calendar month in advance in U.S. Dollars by telegraphic transfer, less:

a) Any hire paid which Charterers reasonably estimate to relate to off-hire periods, and

b) Any amounts disbursed on Owners’ behalf, any advances made and commissions thereon, and charges which are for Owners’ account pursuant to any provision hereof, And

c) Any amounts due or reasonably estimated to become due to Charterers under Clause 3 or Clause 20 hereof.

Any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have given proper and timely payment instructions to their own bank/financial institution.

ii                                          In default of such proper and timely payment:

a) Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due including interest, failing which Owners may withdraw the Vessel from the service of Charterers at anytime without prejudice to any other rights Owners may have under this Charter Party or otherwise.

and

b) Interest on overdue payments shall be paid for the period starting on and including the due dates for payment as set forth in this Charter Party and ending on but excluding the value date of the payment, on the basis of an annual rate corresponding to the one (1) month London Interbank Offered Rate (LIBOR) (or such other interest rate as may be issued in replacement thereof) as published by the Financial Times (or as published by the National Westminster Bank, London if the Financial Times is not published or the next publication) per due date for payment plus 2%.

11                                  Space Available to Charterers

The whole reach, burthen and decks of the Vessel and any passenger accommodation shall be at Charterers’ disposal reserving only proper and sufficient space for the Vessel’s Master, Officers, Crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 50 metric tons excluding fresh water at any time during the Charter Party period.

12                                  Instructions and Logs

Charterers shall from time to time give the Master all requisite instructions and sailing directions in writing (subject always to the Master’s paramount discretion as to matters of navigation and routeing which shall not be unreasonably exercised), and the Master shall keep a full and correct log in English of the voyage or voyages, which Charterers or their agents may, at any time, inspect as required. The Master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents which are not provided by Master.

13                                  Pumping

The Vessel’s pumps and other equipment for cargo handling shall be in good order and condition, and the cargo shall be loaded and discharged in accordance with information given in the HVPQ as per Attachment 1 provided that the shore facilities permit and/or are capable of loading or receiving the cargo within the stipulated time or at the stipulated pressure.

14                                  Bills of Lading

i                                             The Master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the Vessel, agency and other arrangements, and shall sign Bills of Lading as Charterers or their agents may direct (subject always to Clause 30 i. and Clause 34 without prejudice to this Charter Party. Charterers hereby indemnify Owners against all consequences or liabilities that may arise from:

a) signing Bills of Lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such Bills of Lading fail to conform to the requirements of this Charter Party, or (except as provided in sub-clause 14 ii. bellow) from the Master otherwise complying with Charterers’ or their agents’ orders;

b) from any irregularities in papers supplied by Charterers or their agents.

ii                                          If Charterers by telex, fax, e-mail or other form of written communication that specifically refers to this Clause request Owners to discharge a quantity of Cargo either without production of the Bills of Lading and/or at a discharging place other than that named in a Bill of Lading and/or that is different from the Bill of Lading quantity, then Owners shall discharge such Cargo in accordance with Charterer’s instructions in consideration of receiving one of the following indemnities (as required by the circumstances) which shall be deemed to be given by Charterers on each and every such occasion and which is limited in value to 200 % of the CIF value of the Cargo carried on board;

Standard Letter of Indemnity Forms:

INT GROUP A

AMENDED STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO WITHOUT PRODUCTION OF THE ORIGINAL BILL OF LADING

To:	(insert name of Owner)(insert date)
The Owners of the	(insert name of ship)
(insert address)

Dear Sirs

Ship:	(insert name of ship)
Voyage:	(insert load and discharge ports in the bill of lading)
Cargo;	(insert description of cargo)
Bill of Lading:	(insert identification numbers, date and place of issue)

The above cargo was shipped on the above ship by (insert name of shipper)and consigned to (insert name of consignee or party to whose order the bill of lading is made out, as appropriate) for delivery at the port of (insert name of discharge port stated in the bill of lading) but he bill of lading has not arrived and we, (insert name of party requesting delivery), hereby request you to deliver the said cargo to X (name of the specific party) or to such party as you believe to be or to represent X or to be acting on behalf of X at (insert place where delivery is to be made) without production of the original bill of lading.

In consideration of your complying with our above request, we hereby agree as follows:-

1. To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of delivering the cargo in accordance with our request.

2. In the event of any proceedings being commenced against you or any of your servants of agents in connection with the delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend same.

3. If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use of trading of the Vessel (whether by virtue of a caveat being entered on the ship’s registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention of threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

4. If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery.

5. As soon as all original bills of lading for the above cargo shall have come into our possession, to deliver the same to you, or otherwise to cause all original bills of lading to be delivered to you, whereupon our liability hereunder shall cease.

6. The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.

7. If at any time prior to the commencement of discharge of the goods, and after exercising due diligence to ascertain the title of the goods, you become aware of or have reason to believe that there is or may be a doubt or dispute in respect of title to the goods then, without prejudice to and notwithstanding the terms of the above charter party and without prejudice to the terms of paragraphs 1 - 6 of this letter of indemnity which shall remain in full force and effect, you shall be entitled to refuse to deliver the goods as instructed until such time as you have been reasonably satisfied as to title to the goods.

8. This indemnity shall be governed by and construed in accordance with English law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully

For and on behalf of

(insert name or Requestor)

The Requestor

Signature

INT GROUP B AMENDED STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO AT A PORT OTHER THAN THAT STATED IN THE BILL OF LADING

To:	(insert name of Owners)(insert date)
The Owners of the	(insert name of ship)
(insert address)

Dear Sirs

Ship:	(insert name of ship)

Voyage:	(insert load and discharge ports in the bill of lading)
Cargo;	(insert description of cargo)
Bill of Lading:	(insert identification numbers, date and place of issue)

The above cargo was shipped on the above ship by (insert name of shipper)and consigned to (insert name of consignee or party to whose order the bill of lading is made out, as appropriate) for delivery at the port of (insert name of discharge port stated in the bill of lading) but we, (insert name of party requesting substituted delivery), hereby request you to order the ship to proceed to and deliver the said cargo at (insert name of substitute port or place of delivery) against production of at least one original bill of lading.

In consideration of your complying with our above request, we hereby agree as follows:-

1. To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of the ship proceeding and giving delivery of the cargo against production of at least one original bill of lading in accordance with our request.

2. In the event of any proceedings being commenced against you or any of your servants of agents in connection with the ship proceeding and giving delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend same.

3. If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use of trading of the Vessel (whether by virtue of a caveat being entered on the ship’s registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention of threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

4. The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.

5. If at any time prior to the commencement of discharge of the goods, and after exercising due diligence to ascertain the title of the goods, you become aware of or have reason to believe that there is or may be a doubt or dispute in respect of title to the goods then, without prejudice to and notwithstanding the terms of the above charter party and without prejudice to the terms of paragraphs 1 — 4 of this letter of indemnity which shall remain in full force and effect, you shall be entitled to refuse to deliver the goods as instructed until such time as you have been reasonably satisfied as to title to the goods.

6. This indemnity shall be governed by and construed in accordance with English law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully

For and on behalf of

(insert name or Requestor)

The Requestor

Signature

INT GROUP C AMENDED STANDARD FORM LETTER OF INDEMNITY TO BE GIVEN IN RETURN FOR DELIVERING CARGO AT A PORT OTHER THAN THAT STATED IN THE BILL OF LADING AND WITHOUT PRODUCTION OF THE ORIGINAL BILL OF LADING

To:	(insert name of Owners)(insert date)
The Owners of the	(insert name of ship)
(insert address)

Dear Sirs

Ship:	(insert name of ship)
Voyage:	(insert load and discharge ports in the bill of lading)
Cargo;	(insert description of cargo)
Bill of Lading:	(insert identification numbers, date and place of issue)

The above cargo was shipped on the above ship by (insert name of shipper) and consigned to (insert name of consignee or party to whose order the bills of lading is made out, as appropriate) for delivery at the port of (insert name of discharge port stated in the bill of lading) but we (insert name of party requesting substituted delivery) hereby request you to order the Vessel to proceed to and deliver the said cargo at (insert name of substitute port or place of delivery) to X (name of the specific party) or to such party as you believe to be or to represent X or to be acting on behalf of X without production of the original bill of lading.

In consideration of your complying with our above request, we hereby agree as follows:-

1. To indemnify you, your servants and agents and to hold all of you harmless in respect of any liability, loss, damage or expense of whatsoever nature which you may sustain by reason of the ship proceeding and giving delivery of the cargo in accordance with our request.

2. In the event of any proceedings being commenced against you or any of your servants of agents in connection with the ship proceeding and giving delivery of the cargo as aforesaid, to provide you or them on demand with sufficient funds to defend same.

3. If, in connection with the delivery of the cargo as aforesaid, the ship, or any other ship or property in the same or associated ownership, management or control, should be arrested or detained or should the arrest or detention thereof be threatened, or should there be any interference in the use of trading of the Vessel (whether by virtue of a caveat being entered on the ship’s registry or otherwise howsoever), to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such ship or property or to remove such interference and to indemnify you in respect of any liability, loss, damage or expense caused by such arrest or detention or threatened arrest or detention or such interference, whether or not such arrest or detention or threatened arrest or detention or such interference may be justified.

4. If the place at which we have asked you to make delivery is a bulk liquid or gas terminal or facility, or another ship, lighter or barge, then delivery to such terminal, facility, ship, lighter or barge shall be deemed to be delivery to the party to whom we have requested you to make such delivery.

5. As soon as all original bills of lading for the above cargo shall have come into our possession, to deliver the same to you, or otherwise to cause all original bills of lading to be delivered to you.

6. The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon your proceeding first against any person, whether or not such person is party to or liable under this indemnity.

7. If at any time prior to the commencement of discharge of the goods, and after exercising due diligence to ascertain the title of the goods, you become aware of or have reason to believe that there is or may be a doubt or dispute in respect of title to the goods then, without prejudice to and notwithstanding the terms of the above charter party and without prejudice to the terms of paragraphs 1 - 6 of this letter of indemnity which shall remain in full force and effect, you shall be entitled to refuse to deliver the goods as instructed until such time as you have been reasonably satisfied as to title to the goods.

8. This indemnity shall be governed by and construed in accordance with English law and each and every person liable under this indemnity shall at your request submit to the jurisdiction of the High Court of Justice of England.

Yours faithfully

For and on behalf of

(insert name or Requestor)

The Requestor

Signature

iii                                       Owners warrant that the Master will comply with orders to carry and discharge cargo against one or more Bills of Lading from a set of original negotiable Bills of Lading should Charterers so require.

15                                  Loss of the Vessel

Should the Vessel be lost, this Charter Party shall terminate and hire shall cease at noon GMT on the day of her loss. Should the Vessel be a constructive total loss, this Charter Party shall terminate and hire shall cease at noon GMT on the day on which Vessel’s underwriters agree that the Vessel is a constructive total loss. Should the Vessel be missing, this Charter Party shall terminate and hire shall cease at noon GMT on the day on which the Vessel was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers onboard at the time of termination, at the price paid by Charterers at the last bunkering port. In both cases return hire and bunker price shall be paid to Charterers together with interest on such amounts calculated at the same rate as that specified in Clause 10.

16                                  Off-hire

i                                             On each and every occasion that there is loss of time (whether by way of interruption in the Vessel’s service or, from reduction in the Vessel’s performance, or in any other manner):

a) due to deficiency of personnel or stores, repairs, gas-freeing for repairs, time in and waiting to enter dry dock for repairs, breakdown (whether partial or otherwise) of machinery, boilers or other parts of the Vessel or her equipment, overhaul, maintenance or survey, collision, stranding, accident or damage to the Vessel, or any other cause whatsoever preventing the efficient working of the Vessel and such loss continues for more than three consecutive hours; or

b) due to industrial action, strikes, refusal to sail, delay, inability or unwillingness to perform a task, breach of orders or neglect of duty on the part of the Master, Officers or Crew; or

c) for the purpose of obtaining medical advice or treatment for, or landing, any sick or injured person other than a Charterers’ representative or for the purpose of landing the body of any person other than a Charterers’ representative and such loss continues for more than three consecutive hours; or

d) due to any delay in quarantine arising from the Master, Officers or Crew having had communication with the shore (which shall not include visits to the vessel by shore-based personnel) at any infected areas without written consent or instruction of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the Master, Officers or Crew; or

e) due to detention of the Vessel by authorities at home or abroad attributable to legal action against the Vessel and/or breach of rules and regulations by the Vessel, the Vessel’s Owners, or Managers/Operators (unless brought about by the act or neglect of Charterers); then;

without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder, or otherwise, the Vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the Vessel whilst off hire shall be taken into account in assessing the amount to be deducted from hire.

ii                                          If the Vessel fails to proceed at any guaranteed speed pursuant to Clause 20, and such failure arises wholly or partly from any of the causes set out in Clause 16 i. above, then the period for which the Vessel shall be off-hire under this Clause 16 shall be the difference between:

a) the time the Vessel would have required to perform the relevant service at such guaranteed speed, and

b) the time actually taken to perform such service (including any loss of time arising from interruption in the performance of such service).

For the avoidance of doubt, all time included under this sub-Clause ii. shall be excluded from any computation under Clause 20.

iii                                       Should the Vessel experience waiting time/idle time Owners may request Charterers permission to perform overhaul and/or repairs provided that no time is lost to the Vessel’s operation. Such permission not to be unreasonably withheld by Charterers, but if as a consequence of Owners carrying out any such overhaul and/or repairs, time is lost and/or Charterers incur loss of time, expenses and/or other losses (excluding consequential losses), Owners shall indemnify Charterers for such loss of time, expenses and/or other losses. Owners shall advise Charterers of the intended duration/extent of such repairs and whether the Vessel will be immobilised. Any such overhaul repairs shall always be carried out in accordance with focal port/terminal regulations and Owners shall ensure that al1 relevant authorities are advised, permissions obtained and relevant precautions undertaken.

iv                                      Further and without prejudice to the foregoing, in the event of the Vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 16 i, the Vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the Vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the Vessel, for any cause or purpose mentioned in Clause 16 i, puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the Vessel be driven into any port or anchorage by stress of weather, hire shall continue to be due and payable during any time lost thereby.

v                                         Vessel shall be also off-hire for any time loss by the failure of the Vessel to comply with the provisions of Clause 13.

vi                                      Any time lost due to Vessels failure to heat up the cargo in accordance with Clause 25 shall count as off-hire including without limitation, any delay in moving the Vessel from and back to a berth or place of loading, any additional costs and expenses including but not limited cost of tugs, mooring boats and similar services and any waiting time as a result of loss of place in berthing queue.

vii                                   If the Vessel’s Flag state is affected by hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the Vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the Vessel shall be off-hire. Notwithstanding the foregoing, Owners shall have the right to take steps to remedy the situation, including but not limited to change of flag, subject to Charterers approval, such approval not to be unreasonably withheld. All costs incurred shall be at Owners time and expense.

viii                                Time during which the Vessel is off-hire under this Charter Party shall count as part of the Charter Party period unless Charterers should opt otherwise. Charterers to declare such option 45 days prior to expiry of original period. Any off hire periods occurring during the last 45 days of the Charter Party may at Charterers option be declared as counting within 7 days of their occurrence and the Charter Party period shall be extended accordingly.

ix                                      If the Vessel is continuously off-hire for more than 60 days Charterers shall have the option to terminate this Charter Party by giving written notice to Owners. Such termination shall be without prejudice to any claims that Charterers may otherwise have against the Owners.

x                                         Without prejudice to Charterers’ right to claim damages, any time lost by reason of matters falling within Clause 1 or Clause 2 shall be considered as off-hire.

17                                  Periodical Dry-docking

ALTERNATIVE 1) OR 2) TO BE SELECTED:

ALTERNATIVE 1

i                                             Owners have the right and obligation to dry-dock the Vessel at regular intervals of 30 — 36 months but always in accordance with Vessel’s Classification Society requirements. On each occasion Owners shall propose to Charterers a date on which they wish to dry-dock the Vessel, not less than 90 days before such date, and Charterers shall propose a port for such periodical dry-docking and shall take all reasonable steps to make the Vessel available as near to such port and date as practicable.

Owners shall put the Vessel in dry-dock at their expense as soon as practicable after Charterers place the Vessel at Owners’ disposal clear of cargo other than tank washings and residues. Owners shall be responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have the right to retain any monies received therefore, without prejudice to any claim for loss of cargo under any Bill of Lading or this Charter Party.

ii                                          If a periodical dry-docking is carried out in the port offered by Charterers (which must ave suitable accommodation for the purpose and reception facilities for tank washings and residues), the Vessel shall be off-hire from the time she is at Owners disposal until dry-docking is completed and she is in every way ready to resume Charterers service and is at the position at which she went off-hire or a position no less favourable to Charterers, whichever she first attains.

iii                                       Owners shall not trade the Vessel for their own account on passages to or from the dry docking port.

iv                                      The expense of gas freeing, including without limitation the cost of bunkers, shall be for Owners account.

v                                         If Owners require the Vessel instead of proceeding to the offered port, to carry out periodical dry docking at a special port selected by them, the Vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers’ instructions at a position no less favourable to Charterers than when she went off-hire, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the Vessel not proceeded to dry-dock.

All bunkers consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the bunkers which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any benefit gain in purchasing bunkers at the special port. See Additional Clause 68.

ALTERNATIVE 2:

18                                  Routine Ship Inspection and Investigation after Incident/Accident

i                                             Charterers shall have the right at any time during the Charter Party period to make such inspections of the Vessel as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the Vessel is in port or on passage and whether she is on-hire or not. Owners agree to afford all necessary co-operation and accommodation on board provided, however

a) that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the Master’s or Owners’ authority over, or responsibility to Charterers or third parties for, the Vessel and every aspect of her operation, nor increase Charterers responsibilities to Owners or third parties for the same, and

b) that Charterers shall not be liable for any act, neglect or default of their own or their servants or agents in the exercise or non-exercise of the aforesaid right.

ii                                          Should an incident/accident take place to the Vessel and/or on board the Vessel, Charterers have the right to investigate at their own time and expense, including but not limited to any incident/accident resulting in damages to property/nature and/or personal injury of any nature or death onboard.

iii                                       Such investigation shall be conducted by Charterers or their representative(s) according to Charterers’ procedures/practice for such investigations, however; Owners may at their time and expenses have the right to have their own representative(s) present on-board during any such investigation.

iv                                      If in the opinion of the Charterers it is necessary to delay, stop, deviate, anchor or berth/dock etc. the Vessel in order to investigate the incident/accident and order the Owners/Master to do so, Owners/Master shall comply with such orders.

v                                         Should the incident/accident which take place affect the fast voyage planned under the Charter Party, and should Vessel’s redelivery date be affected, delayed or postponed to a later date as the result of or in connection with Charterers exercise of the rights set out above, any delay shall not be construed as a breach of any of the Charterers’ obligations under the Charter Party and they shall pay hire as normal until the Vessel is redelivered to Owners.

vi                                      Charterers action under this Clause will not be construed as a waiver of their rights under the Charter Party or as any way relieving the Owners from their obligations under the Charter Party.

vii                                   Further, Charterers have the right to claim any costs, expenses and losses as damages from Owners in the event that the incident/accident that leads to this investigation arises from or in connection with the Owners’ breach of their obligations under the Charter Party.

viii                                In the event that Charterers’ representative embarks on the Vessel, Charterers’ representatives shall sign, if requested, the standard International Group of P&I Clubs Letter of Indemnity (LOI) absolving Owners from responsibility for personal injury or accident to the said representatives whilst carrying out the aforementioned investigation on board the Vessel.

ix                                      Charterers right to investigate will not interfere with on-going response efforts or any obligations under law.

19           Review of Plans and Additional Equipment

i                                             Owners will provide, if so requested by Charterers, copies of all plans and specifications relating to the Vessel.

ii                                          Without prejudice to sub-clause 19 i. above, Owners shall provide Charterers with two copies of the following plans for the Vessel prior to delivery date:

1.              General Arrangement Plan

2.              Capacity Plan

3.              Piping/ Cargo System Arrangement Plan

4.              Mooring Plan

20           Speed, Bunker Consumption and Cargo Heating Warranties

i                                             Owners guarantee that the speed and maximum daily bunker consumption of the Vessel in moderate weather up to and including Beaufort Force 5 and Douglas Sea State 4 shall be as follows:-

Speed(s): “about” (defined: +/- 0.5 knot)

Consumptions: “about” (defined: +/- 5 per cent)

In laden condition 16,5 knots on 51,5 metric tons IFO — 380 CST for main engine plus 6,0 metric tons IFO -380 CST for auxiliaries.

In ballast condition 16,5 knots on 47,5 metric tons IFO — 380 CST for main engine plus 6,0 metric tons IFO -380 CST for auxiliaries.

The bunker consumptions stated herein are for all purposes except cargo heating, tank cleaning, inerting, crude oil washing, ballasting/deballasting, manoeuvring in and out of port, canal transits, pumping, harbour steaming, narrow and restricted water and river navigation.

ii                                          Owners guarantee that the maximum bunker consumption shall be :-

Consumptions: “about” (defined: +/- 5 per cent)

Idle at anchor or alongside berth          metric tons of IFO — 380 per day without boiler operation,       Mtons of IFO — 380 in stand-by condition with boiler operating.

Whilst loading cargo, the idle consumption warranted above in standby condition with boiler operating plus an additional          metric tons IFO -380 per day.

Whilst discharging cargo, the idle consumption warranted above in standby condition with boiler operating plus an additional         metric tons IFO-380 per day.

iii                                       In the absence to Charterers instructions to the contrary, and always subject to the requirements of safe navigation, the Vessel shall proceed at the speeds provided in Clause 20 i. above. However Charterers shall have the right to instruct the Vessel to steam at any reduced speed within Vessels capability, giving due allowance for the critical RPM limit of Vessels main engine or auxiliary equipment, indemnifying Owners against any claim from and/or liabilities incurred to third parties such as the consignees and/or suppliers and/or owners of cargo for delays in cargo deliveries which may arise as a direct result of Charterers’ instructions to steam at reduced speed.

iv                                      Speed and performance shall for the purpose of this Clause 20 be calculated by taking the average of the speed and consumption achieved for each voyage by reference to the observed distance as recorded in Vessels sea log from sea buoy at Vessels load/discharge port outbound to sea buoy at Vessels load/discharge port inbound. For the purposes of this calculation the following periods shall be excluded from the calculation herein after referred to as “Excluded Periods”:

a) Any periods during which reduction of speed is necessary in order to navigate safely in narrow or congested waters and/or canals or in ice or in poor visibility or is due to the effect of adverse currents or when speed is reduced in order to comply with the recommendations of pilots or Pilotage

b) Any days, noon to noon, when wind and sea state exceed force 5 on the Beaufort scale as well as Douglas sea state 4 for a period of 6 consecutive hours. Weather, wind and sea conditions shall be taken from the Vessel’s deck logs, always subject to verification by a third party independent weather service. In the event of a discrepancy between the two findings, the third party weather service findings shall be conclusive. For the purpose of any calculation under this Clause 20, any day on which wind or sea conditions exceed the above listed criteria will be excluded in its entirety from the calculation.

v                                         If during any period from the date on which the Vessel enters service the Vessel falls below the average performance guaranteed in accordance with this clause 20 and if such shortfall results:

a) From a reduction in the average speed of the Vessel, compared to the speed guaranteed under this Clause 20, then an amount equal to the value of the hire for the time so lost shall be deducted from the hire payable.

b) From an increase in the total bunkers consumed, compared to the total bunkers which would have been consumed had the Vessel performed as guaranteed herein, an amount equivalent to the value of the additional bunkers consumed, based on the average price paid by Charterers for the Vessel’s bunkers in such period, shall be deducted from the hire payable.

The results of the performance calculation for laden and ballast mileage respectively shall be adjusted to take into account the mileage steamed in each such condition during excluded periods, by dividing such addition or deduction by the number of miles over which the performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Excluded Periods, in order to establish the total performance calculation for such period.

Reduction of hire under Clause 20 shall be without prejudice to any other remedy available to Charterers.

Owners shall have the right to offset any periods when the Vessel’s speed is in excess of the warranty provided herein, or when bunker consumption is less then the consumption warranted herein, against the periods calculated in accordance with this Clause when the Vessel fails to maintain the speed or consumes more bunkers than that warranted in sub-clause 20 i. above. Increased performance shall be calculated utilising the same parameters as provided in this Clause for the calculation of under performance. At no time shall Charterers be required to compensate Owners for Vessel’s increased performance other than by offset against any under performance so calculated.

vi                                      Calculations under this Clause 20 shall be made annually or for the Charter Party term, whichever is shorter. Claims in respect of reduction of hire arising under this Clause during the final period of the Charter Party period shall be settled within 30 days after termination of the Charter Party/Redelivery of the Vessel to the Owners. Charterers shall provide Owners with the opportunity to review any claims submitted in accordance with the provisions of this clause, Owners shall respond to Charterers with the results of said review within 45 days from the date that such claim has been forwarded from Charterers to Owners. Should Owners have failed to respond with 60 days of the date on which Charterers forwarded the claim to Owners, then Charterers shall be at liberty to deduct from hire the amount which they claim to be entitled to under this Clause. Such deduction shall be without prejudice to any rights Owners may have to defend such claim.

21                                  Salvage

i                                             Subject to the provisions of Clause 16 hereof, all loss of time and all expenses (excluding any damage to or loss of the Vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 21 .

ii                                          All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the Master’s Officers’ and Crew’s share.

22                                  Lien

Owners shall have a lien upon all cargoes and all freights, sub-hire, sub-freights and demurrage for any amounts due under this Charter Party; and Charterers shall have a lien on the Vessel, her appurtenances, accessories and bunkers (if paid for by Owners), for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this Charter Party, together with related legal costs and expenses and all amounts due to Charterers under this Charter Party.

23                                  Exceptions

i                                             The Vessel, her Master and Owners shall not, unless otherwise in this Charter Party expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the Master, Pilots, mariners or other servants of Owners in the navigation or management of the Vessel, fire, unless caused by the actual fault or privity of Owners, collision or stranding; dangers and accidents of the sea, explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery, provided however, that Clauses 1 , 2, 3 and Clause 20 hereof shall be unaffected by the foregoing. Further, neither the Vessel, her Master or Owners, nor Charterers shall, unless otherwise in this Charter Party expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process provided bond is promptly furnished to release the Vessel or cargo, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

ii                                          The Vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

iii                                       The exceptions contained in this Clause 23 shall not apply to or affect any liability of Owners or the Vessel or any other relevant person in respect of

a) loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the Vessel may proceed under this Charter Party, whether or not such works or equipment belong to Charterers, or

b) any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. Any such claims shall be subject to the Hague-Visby Rules or the Hague Rules, or the Hamburg Rules, as the case may be, which ought pursuant to the Clause Paramount, Clause 33, hereof to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague-Visby rules unless the Hamburg Rules compulsorily apply in which case the Hamburg Rules shall apply.

c) In particular and without limitation, the foregoing subsections i. and ii. of this Clause 23 shall not apply to or in any way affect any provision in this Charter Party relating to off-hire or to reduction of hire.

24                                  Injurious Cargos

No acids, explosives or cargoes injurious to the Vessel shall be shipped and without prejudice to the foregoing any damage to the Vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers’ account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the Vessel to capture or seizure by rulers or governments.

25                                  Cargo Heating

Owners warrant that cargo heating shall be at all times performed in accordance with the HVPQ as per Attachment 1.

26           Laying-up

27           Requisition

Should the Vessel be requisitioned by any government, de facto or de jure, during the period of this Charter Party, the Vessel shall be off-hire during the period of such requisition, and any hire paid by such government in respect of such requisition period shall be for Owners’ account, provided, however, that if such requisition continues for a period in excess of ninety (90) days, Charterers shall have the option to terminate the Charter Party upon written notice to Owners. Any such requisition period shall, at Charterers’ option, count as part of the Charter Party period.

28           Outbreak of War

If war or hostilities break out between any two or more of the following countries: Vessel’s flag state, United States of America, Russian Federation, People’s Republic of China, United Kingdom, France, Germany, Japan or Norway, then both Owners and Charterers shall have the right to cancel this Charter Party, provided that the war or hostilities directly affect the ability of the Charterers to employ the Vessel in the trade they intended for her.

29           Additional War Expenses

i                                             If the Vessel is ordered to trade in areas were there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any net additional insurance premia, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event prior to such expenses being incurred.

ii                                          Any payments by Charterers under this Clause will only be made against proven documentation.

iii                                       Any discount, address commission or rebate paid or refunded to Owners, for whatever reason, in respect of additional war risk premium shall be passed on to Charterers.

30           War Risks and Government Orders

i                                             The Master shall not be required or bound to sign Bills of Lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the Vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions or revolutions, or piracy risks (as defined in Clause 51).

ii                                          If in the reasonable opinion of the Master or Owners it becomes, for any of the reasons set out in sub-clause 30 i. above Clause or by the operation of international law, dangerous, impossible or prohibited for the Vessel to reach or enter, or to load or discharge cargo at, any place to which the Vessel has been ordered pursuant to this charter (a “place of peril”), then Charterers or their agents shall be immediately notified in writing or by radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this Charter Party (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the Master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

iii                                       The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the Vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation. If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this Charter Party, the Vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

31           Both to Blame Collision Clause

i                                             If the liability for any collision in which the Vessel is involved while performing this Charter Party falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariners, pilot or servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said cargo, paid or payable by the other or non - carrying ship or her owners to the owners of said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier”.

“ The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

ii                                          Charterers shall procure that all Bills of Lading issued under this Charter Party shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the Vessel is involved falls to be determined in accordance with the laws of the United States of America.

32           General Average/New Jason Clause

i                                             General average contributions shall be payable according to the York/Antwerp Rules, 2004 with subsequent amendments thereto, and shall be adjusted and settled in United States Dollars in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statue, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”

ii                                          Charterers shall procure that all Bills of Lading issued under this Charter Party shall contain a provision in the foregoing terms, to be applicable where adjustment of General Average is made in accordance with the laws and practice of the United States of America.

33.                               Clause Paramount

Charterers shall procure that all Bills of Lading Issued pursuant to this Charter Party shall contain the following:

i                                             “Subject to sub-Clause (ii) or (iii) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his right or immunities or any increase of any of his responsibilities or liabilities under the “Hague-Visby Rules.”

ii                                          “If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of (he Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

iii                                       “If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea Act 1978 (hereinafter the Hamburg Rules) compulsorily to this Bill of Lading, to the exclusion of the Hague Rules, the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.”

iv                                      “If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or the Hague Rules, or the Hamburg Rules, if applicable, such term shall be void to that extent but no further.”

v                                         “Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

34.                               Export/Import Restrictions

i                                             The Master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

ii                                          Charterers shall procure that all Bills of Lading issued under this Charter Party shall contain the following Clause:

“If any laws, rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on the export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place.

If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the Master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this Bill of Lading so far as the cargo so discharged is concerned.”

The foregoing provision shall apply mutatis mutandis to this Charter Party, the references to a Bill of Lading being deemed to be references to this Charter Party.

35                                  Ice

i                                             The Vessel not to force ice nor follow ice-breakers. In case the Vessel is found in iced area or area affected by ice, then:

ii                                          Charterers shall on their own account, place necessary ice breakers and ice advisor, if available, at the Vessel’s disposal. If ice breakers are not available at any time then Owners shall not be bound to proceed.

iii                                       In the event that the nominated load or discharge port (s) is/are inaccessible due to ice, the Vessel will proceed to the nearest safe ice free position and at the same time request revised orders.

iv                                      Immediately upon receipt of such request Charterers shall nominate an alternative ice free and accessible port in accordance with this Charter Party where there is no danger of the Vessel being frozen in and where if the Vessel has cargo onboard there are facilities for receiving the cargo.

v                                         In the event that the Master deems the Vessel in danger of being frozen in at the nominated load or discharge port(s), Owners may at their sole discretion and after having consulted the Charterers order the Vessel to cease loading or discharging and leave such port. In such circumstances, Charterers shall, on their own account, place necessary ice breakers and ice advisor, if available, at the Vessel’s disposal

vi                                      Should the Vessel be ordered to sail outside the agreed warranty limits and if Owners agree to continue on such voyage then Charterers undertake to reimburse Owners for:

a) any net extra insurance premium applicable, and

b) any additional deductible thereof.

vii                                   The Vessel shall remain on hire if delayed due to ice and/or to any reason related thereto.

viii                                Notwithstanding anything else to the contrary in this Charter Party, Charterers shall be liable for all consequences including but not limited to damages to the Vessel and/or cargo due to ice and shall be liable for the costs and time for repairs.

36                                  Ship to Ship Cargo Transfer

i                                             Owners warrant that the Vessel is capable of safely carrying out all procedures as set out in the latest revised edition of the “International Chamber of Shipping” and “Oil Companies International Marine Forum Ship to Ship Transfer Guide (Petroleum)” hereinafter referred to as “The Guide”.

ii                                          Charterers have the right to load or discharge the Vessel via ship to ship lighterage.

iii                                       Transfer operations to be in accordance with The Guide. Charterers shall provide at their expense all necessary equipment and facilities including fenders, hoses, mooring masters, etc. for operation to Owners’/Master’s reasonable satisfaction which shall not be unreasonably withheld.

iv                                      Charterers shall, if required by law or The Guide, on their account provide representatives (mooring master and/or cargo STS advisor) onboard the Vessel to give technical assistance to perform the ship to ship transfer.

v                                         Ship to ship transfer operations shall be performed only in ports or areas where the Vessel can continuously be safely afloat and are permitted by U.S. Coastguard, Port Authorities and/or other Authorities, as the case may be, to perform the ship to ship transfer.

vi                                      Operations shall be made under the exclusive direction, supervision and control of the Vessel’s Master and to the satisfaction of the mooring master and/or cargo STS advisor. Vessel’s Master shall continue to be fully responsible for the operation, management and navigation of the Vessel during the entire STS operation. If the

Vessel’s Master at any time considers that such operations are, or are likely to become, unsafe then he may discontinue such operations. Charterers shall not be deemed to warrant the safety of any lightering vessel and shall not be liable for any loss, damage, injury or delay resulting from the condition of lightering vessels not caused by Charterers’ fault or neglect.

vii                                   Charterers shall notify Owners in advance when, where and how much cargo shall be carried out under such ship to ship transfer operations as well as any other relevant information required prior to the arrival of the Vessel at the intended ship to ship transfer site.

viii                                The Vessel shall not be obliged to accept dirty ballast from lightering vessels

37                                  Oil Pollution and Insurance

i                                             Owners warrant that throughout the duration of this Charter Party:

(a) the Vessel will be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited (ITOPF). Owners further warrant they have and will maintain throughout the currency of the Charter Party;

aa) membership in a Protection and Indemnity (P&I) Association, that is in good financial standing and a member of the International Group of P & I Clubs, in both Protection and Indemnity Classes; and

bb) Insurance cover against pollution risks on the normal terms (and up to the full limit of cover) available from P&I Clubs in the International Group.

cc) requirements related to Financial responsibility in respect of pollution as further detailed herein:

a. Owners warrant that throughout the currency of this Charter Party they will provide the Vessel with the following certificates:

i                                             If the Vessel is over 1,000 gross tons and is registered in, or is required to enter a port or offshore facility in the territorial sea of, a State Party to the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, a Certificate issued pursuant to Article 7 of that Convention.

ii                                          If the Vessel is constructed or adapted for the carriage of persistent oil in bulk as cargo and is carrying more than 2,000 tons of such cargo, a

Certificate issued pursuant to Article 7 of the International Convention on Civil Liability for Oil Pollution Damage, 1992, as applicable.

iii                                       If the Vessel is over 300 gross tons and is required to enter US navigable waters or any port or place in the US, a Certificate issued pursuant to Section 1016 (a) of the Oil Pollution Act 1990, and Section 108 (a) of the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR Part 138.

b.   Notwithstanding anything whether printed or typed herein to the contrary,

i                                             save as required for compliance with paragraph (37(i)cc-a) above, owners shall not be required to establish or maintain financial security or responsibility in respect of oil or other pollution damage to enable the Vessel (awfully to enter, remain in or leave any port, place, territorial or contiguous waters of any country, state or territory in performance of this Charter Party.

ii                                          Charterers shall indemnify owners and hold them harmless in respect of any loss, damage, liability or expense (including but not limited to the costs of any delay incurred by the Vessel as a result of any failure by the charterers promptly to give alternative voyage orders) whatsoever and howsoever arising which Owners may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters, other than to the extent provided in paragraph (37(i)cc-a) above;

iii                                       Owners shall not be liable for any loss, damage, liability or expense whatsoever and howsoever arising which charterers and/or the holders of any bill of lading issued pursuant to this Charter Party may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters, other than to the extent provided in paragraph (37(i)cc-a) above;

and

dd) Hull and Machinery insurance placed through reputable brokers on Institute Time Clauses or equivalent for the Value of United States Dollars       as amended from time to time.

ii                                          Owners further warrant that they are a “Participating Owner” as defined by the Tanker Oil Pollution Indemnification Agreement (TOPIA) and, where the Vessel is a “Relevant Ship” as defined by the Small Tanker Oil Pollution Indemnification Agreement (STOPIA), that they are a “Participating Owner” as defined therein. They further warrant that the Vessel is entered in TOPIA and (where applicable) STOPIA, and shall remain so during the currency of this Charter Party, unless and to the extent that either or both of those agreements have been terminated in accordance with their provisions.

iii                                       If changes as set out in Clause 1 x. occur, then Owners shall ensure that consent for any of the said changes is obtained from the P&I and H&M underwriters of the Vessel, and that the insurance cover is not terminated by such change.

iv                                      If required by Charterers, Owners shall, as soon as possible, furnish to Charterers such evidence of the insurance(s) or certification required under this Clause 37 as Charterers may reasonably request. Without prejudice to Charterers’ right to claim damages from Owners if there is a failure or lapse of such insurance(s), or the Vessel does not hold the required evidence of the insurance(s) or certification for any reason at any time during the Charter Party term, Charterers shall have the option on giving 45 days written notice to Owners to terminate the Charter Party when the Vessel is cargo-free. But if Owners can rectify the failure or lapse of such insurance(s) or obtain the required evidence of the insurance(s) or certification within the said period of 45 days Charterers cannot exercise their option to terminate the Charter Party. The parties agree that the Vessel shall be off hire during the period where there is a failure or lapse of such insurance(s) or the Vessel does not hold the required evidence of the insurance(s) or certification until the Vessel has effected all such insurances.

38                                  Eligibility & Compliance

i                                             Owners warrant that the Vessel is in all respects eligible under and will comply with all applicable conventions, laws, rules, regulations and requirements of the country of Vessel’s registry and of the ports and places specified in Clause 4 to which the Vessel may be ordered under the terms of this Charter Party and that she shall have onboard for inspection by the Charterers, appropriate authorities, agencies or any entity acting for and on behalf of these bodies, all certificates, records, compliance letters and other documents. Without limitation to the foregoing, the conventions, laws, rules, regulations and requirements referred to in this paragraph mean conventions, laws, rules, regulations and requirements concerning ship size, ship design, safety, operation of Vessels’ equipment (including inert gas and crude oil washing systems, if the Vessel is so equipped), navigation, pollution and other like matters.

ii                                          Owners warrant that the Vessel does, and shall, have onboard an International Tonnage Certificate, or equivalent, and shall meet applicable guidelines published by OCIMF (Oil Companies International Marine Forum), ICS (International Chamber of Shipping) and any other relevant industry standard.

iii                                       Owners shall use reasonable endeavours to ensure that so far as possible the Vessel shall at all times comply with any applicable regulations and/or requirements of any terminals or facilities in such port(s) or place(s) where the Vessel may load and discharge.

iv                                      Any delays, losses, expenses or damages arising as a result of failure to comply with this Clause 38 shall be solely for Owners account and Charterers have the right to claim damages should Charterers suffer any loss as the result of any breach of the warranties given by Owners.

39                                  Drug & Alcohol Policy

i                                             Owners warrant that they apply the Exxon Blanket Declaration Drug & Alcohol Policy on Drug and Alcohol Abuse (“The Policy”) applicable to the Vessel which meets or exceeds the standards in the Oil Companies International Marine Forum (OCIMF) Guidelines for the Control of Drugs and Alcohol onboard Ships. Under this Policy, alcohol impairment shall be defined as a blood alcohol content of 40 mg/100 ml or greater; the appropriate seafarers to be tested shall be Vessel’s Master, Officers and Crew and the drug/alcohol testing and screening shall include random or unannounced testing in addition to routine medical examinations. The frequency of the random/unannounced testing shall be adequate to act as an effective abuse deterrent. Master, Officers and Crew shall be tested at least once a year through a combined program of random/unannounced testing and routine medical examinations.

ii                                          Owners further warrant that the Policy will remain in effect during the term of this Charter Party and that Owners shall exercise due diligence to ensure that the Policy is complied with. It is understood that an actual impairment or any test finding of impairment shall not in and of itself mean the Owners has failed to exercise due diligence. (See Attachment 4 - Exxon Blanket Declaration Drug & Alcohol Policy).

40                                  U.S.A. Trading

For trading to the U.S.A., the provisions of a qualified individual and oil spill contractor shall be for Owners’ account.

41                                  ISPS/MTSA

i                                             a) The Owners shall comply with the requirements of the International Code for the

Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the Vessel and “the Company” (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, the Owners shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (MTSA) relating to the Vessel and the “Owner” (as defined by the MTSA).

b) All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

c) Upon request the Owners shall provide the Charterers with a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) and the full style contact details of the Company Security Officer (CSO).

d) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Owners or “the Company” /”Owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for the Owners’ account, except as otherwise provided in this Charter Party.

ii                                          a) The Charterers shall provide the Owners and the Master with their full style contact details and, upon request, any other information the Owners require to comply with the ISPS Code/MTSA.

b) In the event the Vessel is sub-let under the terms of this Charter Party, the Charterers shall ensure that the contact details of all sub-charterers are likewise provided to the Owners and the Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

c) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account, except as otherwise provided in this Charter Party.

iii                                       Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees or taxes and inspections, shall be for the Charterers’ account unless such costs or expenses result solely from the negligence of the Owners, Master, Officers or Crew or due to the previous trading history of the Vessel.

iv                                      If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

42                                  Working Safely with Suppliers

Owners undertake to participate in Charterers program “Working Safety with Suppliers” (WSWS). As part of this program Owners will be required to provide staff and resources to meet with Charterers as and when necessary in order to enhance HSE compliance under this contract by means of exchange of experience and industry “best practice” standards.

43                                  Ballast Clause

44                                  Remeasurement Clause

i                                             Charterers shall have the option of remeasuring the Vessel to a lower deadweight tonnage at any time during the term of this Charter Party and any extension thereto. Time and cost of remeasurement to a lower deadweight and subsequent remeasurement to the original summer deadweight measure under this Charter Party shall be for Charterers account but Owners agree to conduct such remeasurement expeditiously.

45                                  Clean Hull

Charterers shall have the option, subject to Owners approval which shall not be unreasonably withheld, to have the Vessel’s hull cleaned and propeller polished at reasonable intervals. The cost of such hull cleaning and time used shall be for Charterers account.

46                                  Sale of Vessel

Owners shall have the right to sell the Vessel during the course of this charter with transfer of the charter attached, subject to Charterers’ approval of the transfer (said approval not to be unreasonably withheld).

47                                  Cargo Retention Clause

48                                  In Transit Loss Clause

Charterers shall have the right to claim from Owners, at the time of occurrence, for any loss of cargo in transit exceeding 0.5%,

as determined by surveyors’ figures. In this context In-Transit loss shall be defined as the difference between Vessel’s net standard volume or as the case may be the ships figure in air/vac at 15 Celsius or other parameters depending on the cargo type after loading at the load port and before unloading at the discharge port, based on ships figures adjusted for Vessel’s Experience Factor (VEF) if applicable.

Any action pursuant to this provision shall be without prejudice to any other rights the Charterers may have under the Charter. Further any lack of action shall not be considered as a waiver nor establishing an accepted and binding practice between the parties that may prejudice the Charterers’ right to claim under this provision at a later date. For the purposes of this clause, any accredited surveyor shall be considered acceptable to both Owners and Charterers.

49                                  Adherence to Voyage Instruction Clause

Owners and the Master shall comply at all times with Charterers’ Voyage Instructions and with Charterers’ Standard Instructions found in the Master’s Manual for Time Charter Ships.

50                                  Smuggling/Contraband Clause

Any delays, expenses, damages and/or fines incurred on account of smuggling and/or contraband shall be for Owners account.

51                                  Piracy

Notwithstanding any other provisions of this Charter Party; the following shall govern Owners and Charterers rights and duties in respect of actual or threatened acts of piracy or any preventive or other measures (hereinafter ‘piracy risks’):

i                                             Owners shall not be required to follow Charterers’ orders that the Master or Owners determine would be likely to expose the Vessel, her crew or cargo to the risk of acts of piracy.

ii                                          Owners shall be entitled:

a)            to take reasonable preventive measures to protect the Vessel, her crew and cargo including but not limited to proceeding in convoy, using escorts, avoiding day or night navigation, adjusting speed or course, or engaging security personnel or equipment on or about the Vessel,

b) to follow any instructions or recommendations given by the flag state, any interested war risk underwriters, any governmental or supragovernmental organisation, and

c)                                      to take a safe alternative route in place of the normal, direct or intended route to the next port of call, in which case Owners shall give Charterers prompt notice of the alternative route, an estimate of time and bunker consumption and a revised estimated time of arrival, such alternative routeing subject to Charterers’ approval, which shall not be unreasonably withheld.

iii                                       The Vessel shall remain on hire for any time lost as a result of taking the measures referred to in paragraph (ii) of this Clause and for any time spent during or as a result of an actual or threatened attack or detention by pirates up to a maximum of 100 days, after which the Vessel will be considered as off hire.

iv                                      Charterers shall reimburse Owners for any additional insurance premium, crew bonuses and other expenses (including but not limited to costs of security personnel or equipment) which are reasonably incurred by Owners as a consequence of piracy risks, provided that Charterers are given notice of such expenses as soon as practicable and in any event when such expenses are incurred. In the event that Owners wish to incur the cost of security personnel or equipment, Owners shall notify Charterers before such expenses are incurred, and in sufficient time to allow Charterers to consider an alternative routeing for the Vessel.

v                                         If in compliance with this Clause anything is done or not done, such shall not be deemed a deviation or breach, but shall be considered as due fulfilment of this Charter Party and/or of any Bill of Lading issued pursuant to this Charter Party.

52                                  Boycott Clause

In the event of the Vessel is boycotted, delayed or rendered inoperative by strikes, labour stoppages or any other difficulties arising from the Vessel’s flag, ownership, Crew or terms of employment of Crew (Crew in this context includes Master and Officers), or of the Vessel or any other vessel under the same ownership, operation or control of Owners, the time so lost shall be considered as off-hire and all expenses and costs incurred thereby including any bunker consumed during such periods shall be for Owners’ account.

53                                  Blacklisting Clause

i                                             Owners guarantee that the Vessel and her Owners or Managers are not on any black list or boycott list hindering, delaying or preventing the Vessel’s worldwide free and unrestricted trading within the Charter Party period.

ii                                          Should the Vessel be blacklisted by the sole reason of Owners following Charterers’ voyage orders and the Vessel is delayed due to the foregoing, Charterers shall not be entitled to put the Vessel off-hire

54                                  United States of America (U.C.) Customs and Border Regulation Clause

i                                             It is a condition of this Charter Party that in accordance with U.S. Customs Regulations, Owners have obtained including but not limited to a Standard Carrier Alpha Code (SCAC) and shall include same in the unique identifier which they shall enter in the form set out in the above Customs Regulations, on all the Bills of Lading, cargo manifest, cargo declarations and other cargo documents issued under this Charter Party allowing carriage of goods to ports in the USA.

ii                                          Further and without prejudice to the foregoing, Owners warrant that they are aware of the requirements of the US Bureau of Customs and Border Protection Ruling issued on December 5th 2003 under Federal Register Part ii department of Homeland Security 19 cfr parts 4,103, et al. and will comply fully with these requirements for entering US ports.

iii                                       Owners warrant that they have in place the international Carrier Bond (ICB) required under US legislation.

iv                                      Owners further warrant that they shall fully comply with the US legislations pertaining to Automated Manifest System (AMS).

v                                         Owners shall be liable for all time lost, costs and expenses incurred due to Owners’ failure to comply timely with the above provisions of this Clause.

vi                                      Charterers on their part warrant that all necessary details required by CBP for clearance of the cargo, inclusive of but not limited to, shipper, consignee and notify party full name, address and phone number, telex number, telefax or e-mail, port of discharge, dock name and number, cargo volume, cargo weight, commodity description, and API, will be included on each Bill of Lading or alternatively supplied to Owners in writing a minimum of 48 hours prior to the Vessels arrival at the first designated U.S. port of discharge.

vii                                   For voyages less than 24 hours in duration this information must be included on the Bill of Lading or advised to Owners prior to Vessel departure from the loading place or port. Charterers shad be liable for all time, costs and expenses due to Charterers’ failure to comply with the above provisions of this Clause.

viii                                All administrative costs and expenses in respect of obtaining ICB and AMS shall be for Charterers’ account.

55                                  Stowaway Clause

i                                             a) The Charterers warrant that they will throughout the course of the Charter Party exercise due care and diligence to prevent stowaways gaining access to the Vessel by means of concealing themselves in any of goods or cargo supplied to the Vessel by Charterers.

b) If, despite the exercise of due care and diligence by the Charterers, stowaways have gained access to the Vessel, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Charterers’ account and the Vessel shall be on hire.

c) Should the Vessel be arrested as a result of stowaways gaining access to the Vessel by means of concealing themselves in any of goods or cargo supplied to the Vessel by Charterers., the Charterers shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

ii                                          a) Owners warrant that they will throughout the course of the Charter Party exercise due care and diligence to prevent stowaways gaining access to the Vessel by means other than by concealing themselves in any of goods or cargo supplied to the Vessel by Charterers.

b) If, despite the exercise of due care and diligence by the Owners, stowaways have gained access to the Vessel, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Owners’ account and the Vessel shall be off hire.

c) Should the Vessel be arrested as a result of stowaways having gained access to the Vessel by stowaways gaining access to the Vessel by means of concealing themselves in any of goods or cargo supplied to the Vessel by Charterers., the Owners shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

56                                  Tracking System Clause

Charterers shall have the right to enrol the Vessel in a Vessel GPS and/or satellite Tracking System.

57                                  Continuous Readiness

Owners warrant that the Vessel whilst berthed at a sea-terminal, and any other terminal, will maintain her engines in readiness and will be loaded and discharged in such manner that at any stage of the loading or discharging operations the Vessel will remain able, if necessary for any reasons, to immediately shut down cargo operations and promptly disconnect hoses and mooring lines and proceed to an anchorage or to sea or elsewhere as directed by authorities entitled to give such order/direction.

58                                  Anti-Corruption and Facilitation Payments

i                                             The Parties represent and warrant to comply with, and use all reasonable endeavours to procure that relevant third parties used for fulfilling the Parties’ respective obligations under the Charter Party comply with, all laws, rules, regulations, decrees or official governmental orders prohibiting bribery, corruption and money laundering applicable to any of the Parties or their ultimate parent companies.

ii                                          A Party may terminate the Agreement, forthwith upon written notice to the other, if the other Party is in breach of the above.

iii                                       All financial settlements, billings and reports in connection with the Charter Party shall properly reflect the facts about any activities and transactions handled for the account of the other Party. The data may be relied upon as being complete and accurate in any further recordings and reporting made by the Parties or any of their representatives, for whatever purpose.

59                                  Commission

Any commission which may be payable as a result of fixing and/or executing this Charter Party shall be for the account of Owners.

60                                  Construction

The headings of the Clauses set forth herein are for convenience and reference only, and shall not affect the interpretation of this Charter Party.

61                                  Amendment/Variations to the Charter Party

No modification, waiver or discharge of any term in this Charter Party shall be valid unless it is in writing and executed by both Parties.

62                                  Execution of the Charter Party

The parties hereto have caused this Charter Party to be executed in duplicate (both having equal value) on the day and year herein first above written.

63                                  Subletting, Assignment, Novation and Third Party Rights

Charterers may freely sublet the Vessel under this Charter Party to any company within the Statoil Group of companies and to any third party outside of the Statoil group but shall always remain responsible to Owners for the due fulfilment of this Charter Party. Charterers shall also have the right to assign or novate this Charter Party to any company within the Statoil Group of companies, and Owners agree to cooperate to validate any novation.

No term of the Charter Party shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person, company or other legal entity which is not a party to the Charter Party (‘a Third Party’) against one of the parties to the Charter Party. The Parties may revoke or vary the Charter Party, in whole or in part, without the consent of any Third Party

64                                  Laws and Arbitration

i                                           his Charter Party shall be construed and the relations between the parties determined in accordance with the laws of England.

ii                                          All disputes arising out of this Charter Party shall be referred to Arbitration in London in accordance with the Arbitration Act 1996 (or any re-enactment or modification thereof for the time being in force) subject to the following appointment procedure:

a) The parties shall jointly seek to agree to the appointment of a sole arbitrator not later than 28 days after service of request in writing by either party to do so.

b) If the parties are unable or unwilling to agree to the appointment of a sole arbitrator in accordance with (ii) above then each party shall appoint one arbitrator not later than 14 days after receipt of a further request in writing by either party to do so. The two arbitrators so appointed shall then appoint a third arbitrator before any substantive hearing, or forthwith if they cannot agree on a matter relating to the arbitration.

c) If a party fails to appoint an arbitrator within the time specified in b), the party who has duly appointed his arbitrator shall give notice in writing to the Party in Default that he proposes to appoint his arbitrator to act as sole arbitrator.

d) If the Party in Default does not within 7 days of the notice given pursuant to (b) and (c) make the required appointment and notify the other party that he has done so the other party may appoint his arbitrator as sole arbitrator whose award shall be binding on both parties as if he had been so appointed by agreement.

e) Any Award of the arbitrators(s) shall be final and binding and not subject to appeal save issue of law arises.

f) For the purposes of this Clause any requests or notices in writing shall be sent by fax, e-mail or telex and shall be deemed received on the day of transmission.

iii                                       It shall be a condition precedent to the right of any party to stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this Charter Party, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

iv                                      Notwithstanding the foregoing any dispute arising from or in connection with this Charter Party that does not exceed USD 50,000 shall be referred to arbitration under the Small Claims Procedure of LMAA. However, in the event of counterclaim by the other party the counter-claimant can also claim a maximum of USD 50,000 under the same dispute. For the avoidance of doubt the total claim from both sides shall not exceed USD 100, 000 and a maximum of USD 50,000 for each party.

65                                  Notices

All notices, correspondences and documentation related to this Charter Party shall be sent to the Charterers’ brokers or to the address as from time to time may be advised by Charterers. Charterers address is currently:

For Refinery and Supply
For Crude and Condensate	Optimatization	For Gas Liquids	For Crude and Condensate USA
Statoil ASA Oil Trading and Supply	Statoil ASA Oil Trading and Supply	Statoil ASA Oil Trading and Supply	Statoil Marketing & Trading (US) Inc.
OTS SHIP (E2)	OTS SHIP (E2)	OTS SHIP (E2)	1055 Washington Blvd. 7th Floor
Forusbeen 50	Forusbeen 50	Forusbeen 50	Stamford CT 06901
N-4035 Stavanger	N-4035 Stavanger	N-4035 Stavanger	U.S.A.

Tel:-	Tel:+47-90 80 68 51	Phone:+47 4146 4013	Tel: +1-203-978-6900
Email:	Email:	Email:	e-mail:
crudeship@statoil.com	cleanship@statoil.com	shipgas@statoil.com	usship@statoil.com

66                                  Confidentiality

The Terms and Conditions of this Charter Party and any arbitration award thereof, if any, to remain Private and Confidential.

67                                  Exhibits & Attachments

The following attachments are deemed to be part of the Charter Party:

Attachment 1 - OCIMF HVPQ (Harmonised Vessels’ Particulars Questionnaire)

Attachment 2 - Reporting of HSE data to Statoil from Shipping Service providers

Attachment 3 - Financial Responsibility in Respect of Oil and Bunker Pollution

Attachment 4 - Exxon Blanket Declaration Drug & Alcohol Policy

Attachment 5 - American institute Trade Warranties (01/07/72)

ADDITIONAL CLAUSES:

68. LPG Coolant

(a)                   Owners shall provide the Vessel with LPG coolant for the maiden voyage under this charter at their expense.

(b)                   Owners guarantee that the Vessel will maintain on board sufficient LPG coolant for any pre-cooling necessary for each subsequent voyage under this charter.

(c)                    Prior to any dry-docking in accordance with clause 17 hereof, Charterers shall take over and reimburse Owners at the prevailing Saudi Aramco CP applicable for the date of sailing from the last discharge port the total quantity of coolant on board at the last discharge port prior to dry-docking leaving only vapour or minimum liquid heel on board.

(d)                   Owners shall bear the loss by gas-freeing of LPG coolant remaining on board prior to dry-docking up to a maximum of 12 M.T.

(e)                    Prior to or on arrival at the first load port after dry-docking, Owners shall arrange to supply LPG coolant for gassing up and cooling down to Masters requirements. Should Owners be unable to arrange such supply Charterers will arrange such supply on arrival at first load port after dry-docking, or prior arrival should same be possible, and Owners shall reimburse Charterers at the prevailing Saudi Aramco CP applicable for the B/L date at the first load port after dry-docking.

(f)                     The Vessel shall be off-hire from the time she arrives at first load port after dry-docking until such time as LPG coolant has been received and cooling down completed. In the event that Owners load LPG coolant at the place of dry-docking or at a port enroute to the first load port after dry-docking and gassing up and cooling down are carried out during the course of the Vessels passage to the first load port after dry docking, then the time consumed on passage for gassing up and cooling down shall count as time on hire.

(g)                    LPG coolant supplied under this clause is and shall remain Owners property. In the event that as a result of Charterers instructions such LPG coolant is lost, for example due to loading alternative cargo then Charterers shall be required to supply replacement coolant at their expense and all time used in subsequent gassing up and cooling down shall be for Charterers account.

(h)                   The Vessel shall be redelivered to Owners with the same grade and quantity of LPG coolant remaining on board as on delivery or after dry docking.

69. Watchman:

If, with the prior consent of Charterers, watchman ordered by the Master because he considers it a dangerous port or if watchman compulsorily arranged by shore as a custom of the port, the charges to be for Charterers’ account.

70. Charges and Dues:

Any charges and / or dues and / or levies and / or taxes on cargo and / or hire and / or sub-hire and / or sub-freight(howsoever based and / or calculated) to be for Charterers’ account and to be settled directly by them.

71. Presentation:

Tanks on redelivery: liquid free under vapours of last cargo lpg, ready to load

72. Amended BIMCO Bunker Fuel Sulphur Content Clause for Time Charter Parties 2005:

(a) Without prejudice to anything else contained in this Charter Party, the Charterers shall supply fuels of such specifications and grades to permit the Vessel, at all times, to comply with the maximum sulphur content requirements of any emission control zone when the Vessel is ordered to trade within that zone.

The Charterers also warrant that any bunker suppliers, bunker craft operators and bunker surveyors used by the Charterers to supply such fuels shall comply with Regulations 14 and 18 of Marpol Annex VI, including the guidelines in respect of sampling and the provision of bunker delivery notes.

(b) Provided always that the Charterers have fulfilled their obligations in respect of the supply of fuels in accordance with sub-clause (a), the Owners warrant that:

(i) the Vessel shall comply with Regulations 14 and 18 of Marpol Annex VI and with the requirements of any emission control zone; and

(ii) the Vessel shall be able to consume fuels of the required sulphur content when ordered by the Charterers to trade within any such zone.

Subject to having supplied the Vessel with fuels in accordance with subclause (a), the Charterers shall not otherwise be liable for any loss, delay, fines, costs or expenses arising or resulting from the Vessel’s failure to comply with Regulations 14 and 18 of Marpol Annex VI.

(c) For the purpose of this clause, “emission control zone” shall mean zones as stipulated in Marpol Annex VI and/or zones regulated by regional and/or national authorities such as, but not limited to, the E.U. and the U.S. Environmental Protection Agency.

73. Amended BIMCO Bunker Quality Control Clause for Time Charter Parties 2010

(1) Charterers shall supply bunkers which conform to the specification(s) mutually agreed under this Charter Party.

(2) At the time of delivery of the Vessel, Owners shall place at the disposal of Charterers the bunker delivery note(s) and any samples relating to the fuels existing on board.

(3) During the currency of the Charter Party, Charterers shall ensure that bunker delivery notes are presented to the Vessel on the delivery of fuel(s) and that during bunkering representative samples of the fuel(s) supplied shall be taken at the Vessel’s bunkering manifold and sealed in the presence of competent representatives of Charterers and the Vessel.

(4) The fuel samples shall be retained by the Vessel for 90 (ninety) days after the date of delivery or for whatever period necessary in the case of a prior dispute, and any dispute as to whether the bunker fuels conform to the agreed specification(s) shall be settled by analysis of the sample(s) by DNVPS or by another mutually agreed fuels analyst whose findings shall be conclusive evidence as to conformity or otherwise with the bunker fuels’ specification (s).

(5) Owners reserve their right to make a claim against Charterers for any damage to the main engines, auxiliaries and/or boilers caused by the use of fuels not complying with the agreed specification(s). Additionally, if bunker fuels supplied do not conform with the mutually agreed specification(s), Owners shall not be held responsible for any reduction in the Vessel’s speed performance and/or increased bunker consumption nor for any time lost and any other consequences.

74. U.S. Trading:

Any costs related to Owners producing a Vessel Response Plan (hereinafter “VRP”) as required by the U.S. authorities and obtaining approval of the VRP by the U.S. Coast Guard shall be for Charterers’ account. Charterers shall give sufficent notice of at least one month of a call to the U.S.A. or its protectorates enabling Owners to obtain an approved VRP within the stated period of one month.

75. Total Commission:

1.25 per cent to Fearnleys A/S, Oslo, on all hire paid.

For and on Behalf of Owners	For and on Behalf of Charterers

/s/ Constantine J. Markakis	/s/ Marit Lunde
Constantine J. Markakis
President, Director

Name	Constantine J. Markakis	Name	Marit Lunde

Title	President, Director	Title	Vice President

Witnessed by –		Witnessed by -
/s/ Stavrous D. Hadjistavrou

STATOILTIME 1 Doc. No. Version 1.1 CAPTAIN MARKOS NL - TC/P 22, OCTOBER 2010 Attachment 1 - OCIMF HVPQ (Harmonised Vessels’ Particulars Questionnaire) Classification: Open Status: Final Page 65 of 72

11/05/2011 MAIN PARTICULARS OF VESSEL/GAS FORM C 2.1 PREAMBLE Ship’s name “CAPTAIN MARKOS NL” (ex HHI Hull 1718) Owners Cetus Transport Ltd, Monrovia Flag - Registry Bahamas Builder Hyundai Heavy Industries Co Ltd, Ulsan Delivery 17 November 2006 Class LR IMO No. 9315680 GRT NRT International 47,173.00 17,309.00 Suez 50,239.53 45,580.62 Panama Is vessel approved? USCG Yes IMO Yes 2.2 HULL Metres Feet LOA 225.27 739.07 LBP 215.00 705.37 Breadth 36.632 (extreme) 120.18 (extreme) Depth 22.050 (extreme) 72.34 (extreme) Keel to highest point 50.38 165.29 Max summer draft (equivalent) 12.55 Corresponding deadweight (mt) 58,585 TPC fully loaded (mt) 71.19 ~ Mean draft with full bunkers and full cargo Specific Gravity Mean draft (m) Corresponding DWT (mt) 0.580 11.44 51,006 0.680 12.55 58,850 Communication equipment International call sign C6VV3 Radio station MF/HF 400W x 1 set Satcom B 1 set - Telephone 2 sets - Telex 1 set - Telefax 1 set Satcom C 1 set MMSI 308 461 000 E-mail master@captainmarkosnl.amosconnect.com

 2.3 MACHINERY Main Engine Hyundai-B&W 6S60MC-C Max Cont. 18420 BHPx 105 RPM Grade fuel used 380 CST at 50°C Auxiliaries Diesel 6L28/32H Make Hyundai-B&W kW/RPM 1260 kW/720 RPM Grade fuel used 380 CST at 50°C Speed/Consumption* Estimated laden speed over 12 months 16.5 knots Consumption on guaranteed speed at design draft Main Engine NCR = 16380 BHP 49.5 mt/day (based on H.F.O. = 9,700 kcal/kg) * Above based on 50/50 propane/butane and up to wind force 5 on Beaufort Scale and sea state 4 on Douglas Scale Slow speed/consumption figures as guidance only Average laden/ballast Consumption (based on H.F.O. = 9,700 kcal/kg) 13.5 Knots 32.02 metric tons/day 14.0 Knots 34.35 metric tons/day 15.0 Knots 39.78 metric tons/day 16.0 Knots 45.86 metric tons/day Gas oil consumption alongside in port N/A Inert gas plant when operating 505 kg/h at design capacity Boiler consumption Max 510.0 kg/h (Fuel consumption) (LCV 10077 kcal/kg) Permanent bunkers capacity (excluding daily service tanks) H.F.O. 3400 m3 including settling and service tanks Gas Oil N/A 2.4 CARGO INSTALLATION Transportable products and respective quantities Tank No. 100 % m2 98% m3 isoButane 0.5896 -11°C mt Propane 0.5785 -42°C mt NH3 0.6816 -33°C mt n-Butane 0.6016 -11°C mt 1 17905.265 17547.159 10345.8 10151.0 11960.1 10556.4 2 21834.785 21398.089 12616.3 12378.8 14584.9 12873.1 3 21836.797 21400.061 12617.5 12379.9 14586.3 12874.3 4 20701.669 20287.635 11961.6 11736.4 13828.1 12205.0 Total 82278.516 80632.944 47541.2 46646.1 54959.4 48508.8 Other transportable products: Butylene, Propylene, Butadiene Scantlings of the cargo tanks are based on a maximum density of cargo of 690 kg/m3 . Cargo with density up to 1,000 kg/m3 may be carried in the cargo tanks on the following conditions: For density of 1,000 kg/m3 Up to 67% filling

 11/05/2011 For densities between 690 and 1,000 kg/m3 Inversely linear proportional to cargo density from 98% filling at S.G. = 0.69 to 67% filling at S.G. = 1.0 For densities between 600 and 690 kg/m3 Up to 98% filling (no filling restriction) Tank working pressure Maximum pressure 0.45 bar g (harbour) / 0.25 bar g (sea) Minimum pressure - 0.05 bar g Minimum temperature acceptable in tanks -50°C Loading rate - tons/hour 2,905 tons/hour (Propane, with vapour return to shore) 2.5 CARGO PUMPS Number and type 8 x HKSE DW 250/200-3-K+I Location Cargo tank hatches Max permissible specific gravity 690 kg/m3 Time for discharging full cargo using all pumps against no backpressure 18 hours (excluding stripping) Cargo remaining onboard in cargo tanks after completion pumping 80 m3 liquid (“about”) Total head when working in series with booster pump 235 mlc Booster pumps 2 x HKSE NMB 150E 2.6 CARGO COMPRESSORS Number and type 4 x Burckhardt 3K-140-3A Propane Ammonia Refrigeration Capacity 308 Kw 508 kW Suction pressure 1.4 bar abs 1.4 bar abs 2.7 INERT GAS SYSTEM Does the vessel use inert gas? Yes Utilization Hold space, cargo tank condition Does the vessel produce inert gas? Yes Type Combustion Daily production 5300 Nm3/hour Composition of inert gas Carbon dioxide 14% Oxygen max. 0.5% Carbon monoxide max. l00ppm Hydrogen max. Nitrogen Balance Soot 0 on Bacharach scale Sulphur oxides max. 1 ppm Dew point -40°C State if any shore supply of liquid nitrogen may be required

 11/05/2011 Tank conditioning for Ammonia, Butylene, Propylene, Butadiene cargoes What quantity? About 400.000 Nm3 for Butylene, Propylene, Butadiene. Dry air for Ammonia. 2.8 GAS FREEING Can this operation be carried out at sea? Yes State method inch. all details For LPG Inert gas For NH3 Ventilation fans Advise time required and consumption of inert gas if any (excluding liquid freeing) From LPG approximately 48 hours / 98.400 Nm3 From NH3 approximately 98 hours Is the vessel equipped with inert gas blower? No Capacity Ventilation fan 2 x 10.000 Nm3/hour 2.9 CHANGING GRADE Can this operation be carried out at sea? Partially State method used and time required for changing from NH3 to LPG, and vice versa, to reach 50 ppm of previous cargo in tank atmosphere, the tanks being dry and free of moisture (dew point plus 10°C) From NH3 to LPG Liquid-freeing / puddle heating / warming-up / ventilation / inerting (at sea) Purging / cool-down (in port) Time required 186 hours (at sea) 56 hours (in port) From LPG to NH3 Liquid-freeing / puddle heating / warming-up / ventilation / inerting / drying (at sea) Purging / cool-down (in port) Time required 172 hours (at sea) 44 hours (in port) Can vessel reduce in tank atmosphere and gas installation concentration of previous cargo below 50 ppm? Yes Method used Inert gas / air ventilation How can it be checked that no liquid gas remains onboard? Sample connections / Temperature indication 2.10 CARGO HEATER State discharging rate for Propane with 2.5 mol % ethane to be brought from -44°C to -5°C at sea temperature of 15oC 340 tons/hour 2.11 CARGO VAPORIZER In case of need of vapour gas during discharge, can vessel produce its own if no shore gas available? Yes

 11/05/2011 2.12 REFRIGERATING APPARATUS Is it independent of cargo? No 2.13 MEASURING APPARATUS What gauges are onboard? Float type level gauge Location and type Cargo tank hatches - 8 x UASI 806 MHN/HT37 2.14 SAMPLES Where can samples be taken? Cargo tanks, deepwell pump discharge, compressor discharge Are sample bottles available onboard? No 2.15 CARGO LINES (See also last page of this Gas Form C) Is vessel fitted with midship manifolds? Yes Distance from cargo manifold to bow 109.48 m Distance from manifold to stern 115.79 m Height cargo manifold above deck 2.10m Height cargo manifold above waterline when in ballast 16.56 m Height cargo manifold above waterline when loaded 11.55m Distance from shipside to manifold flange 4.00 m Distance between loading and vapour return connections 2.25 m Is vessel fitted with stern discharge? No Is vessel fitted with fore discharge? No Dimension of lines Diameter Flange size Liquid 14” 300# Gas Line 10” 150# Booster Line 10”/14” (use liquid manifold) 300# Reducers on board. Number Diameter Flange size Pressure rating 2 16”xl4” 300# x 300# 20 kg/cm2 2 14”x12” 300# x 300# 20 kg/cm2 2 14”xl2” 300# x l50# 20 kg/cm2 2 14”xl0” 300# x 300# 20 kg/cm2 2 14” x 8” 300# x 300# 20 kg/cm2 2 12”xl0” 300# x l50# 20 kg/cm2 2 12”xl0” 150# x l50# 20 kg/cm2 2 10”x10” 150# x 300# 20 kg/cm2

 11/05/2011 2 10” x 8” 150# x 300# 20 kg/cm2 2 10” x 8” 150# x l50# 20 kg/cm2 2 10” x 6” 150# x 300# 20 kg/cm2 2.16 LIFTING DEVICE Where situated Aft Amidship Number and type Two x electro hydraulic One x electro hydraulic Lifting capacity 5 metric tons 10 metric tons Max. distance from ship’s side of lifting hook 4.0 m 6.2 m 2.17 HOSES For what products are hoses suitable? N/A Number Length Diameter Working pressure Flange 2.18 SPECIAL FACILITIES How many grades can vessel segregate? Two Indicate systems Is vessel able to load/discharge two or more grades simultaneously? Yes (two) Can vessel sail with slack tanks? Yes Is vessel fitted with purge tank? No E+OE

11/05/2011 ARRANGEMENT OF CARGO MANIFOLD V(Extended) TO STERN TO BOW PARALLEL BODY LENGTH BALLAST AND LADEN CONDITIONS 74.78 m 50.30 m 61.05 m 47.88 m

 STATOILTIME 1 Doc. No. Version 1.1 CAPTAIN MARKOS NL-TC/P 22. OCTOBER 2010 Attachment 2 - Reporting of HSE data to Statoil from Shipping Service providers Classification: Open Status: Final Page 66 of 72

 Governing document Classification: Internal Reporting of HSE data to Statoil From Shipping Services Providers Health, safety and environment (HSE) Work process requirements, WR 1249, Final Ver. 4.06, valid from 2009-12-10 Owner: Manager M&M OTS HSE SP Validity area: M&M OTS/All/AII value chains/On- and offshore

 Governing document Classification: Reporting of HSE data to Statoil From Shipping Services Providers Internal 1 Objective, target group and warrant 3 1.1 Objective 3 1.2 Target group 3 1.3 Warrant 3 2 General Internal requirements 3 3 Additional Information 4 3.1 Definitions 4 3.2 Changes from previous version 4 3.3 References 4 App A Categorising matrix for actual and potential undesirable incidents / accidents 5 App B Reporting requirements of undesirable incidents / accidents for shipping contractors 6 App C Quarterly reporting sheet 7 Health, safety and environment (HSE), Work process requirements, WRI 249, Final Ver 4.06, valid from 2009-12-10 Page 2 of 7 Validity area M&M OTS/All/All value chains/On- and offshore

 Governing document Classification: Reporting of HSE data to Statoil From Shipping Services Providers Internal 1 Objective, target group and warrant 1.1 Objective The purpose of this document is to ensure uniform registration and reporting of HSE data, and to specify uniform criteria for alerting and investigating undesirable incidents according to “Handling of undesirable incidents and HSE data” (WR0015) 1.2 Target group The target groups for this document are OTS and all vessels on time charter (TC) for six months or more. 1.3 Warrant “Statoil Shipping Policy” (WR2317) (Statoil group/All locations/On- and offshore) 2 General internal requirements All group entities (business areas, operational entities, service entities, projects, staff functions and so forth) must have routines which provide effective registration, reporting, quality control, trend assessment and onward reporting through the line management and to the authorities of HSE data from their own entity, in- house and external suppliers, subsidiaries and affiliated companies. HSE data are recorded and reported for two reasons: • to provide quantitative documentation of developments over time of undesirable incidents • to implement measures systematically and purposefully on the basis of the documented developments. HSE data comprise information on undesirable incidents (stated as number of instances), figures (stated as days, hours, volumes, quantities, consumption, environmental overviews, etc) and descriptions (text). ). Personal information, i.e. information and evaluations that might be linked to an individual by name, shall not be recorded in forms or in IT- systems used for recording of undesirable incidents. The HSE data will be used by O&S to comply with Statoil’s corporate requirements regarding reporting of HSE indicators. The HSE data will be summarised and reported to the corporate executive committee quarterly, based on the following data: Personal injury (seriousness and number) Accidental oil spills (number and volume) Gas leak (number and volume) Fire / explosion (seriousness and number) Material damage / operational loss (seriousness and number) Security incidents (number and cost) Health, safety and environment (HSE), Work process requirements, WRI 249, Final Ver 4.06, valid from 2009-12-10 Page 3 of 7 Validity area M&M OTS/All/All value chains/On- and offshore

 Governing document Classification: Reporting of HSE data to Statoil From Shipping Services Providers Internal The following three indicators are for the time being used in O&S own score card: • Serious incidents • Personal injuries (TRIF) • Accidental oil spills O&S will deviate from Statoil’s norm with regard to the presentation of the accidental oil spill indicator and follow the standard used by most of the downstream industry. That means that accidental oil spills less than one barrel are not included in the indicator and will not appear on the score card. (See categorising matrix) Irrespective of this, all such accidental oil spills shall be reported and registered as normal. Since spot chartered vessels are reporting according to charter party / voyage instruction, only serious incidents are reported without working hours. This implies that the indicators serious incidents and accidental oil spills will be based on numbers and not frequency. The remaining indicator, TRIF, is based on vessels reporting according to these requirements in addition to on land activity. Appendixes in these requirements shall be included / attached to all contracts for vessels on time charter to Statoil for six months or longer, vessels on COA and shuttle tankers serving Statoil / Statoil operated installations. Spot chartered vessels are excluded from these requirements, but have to report according to charter party / voyage instruction in force. O&S is hiring refining capacity and storage capacity at various locations, such activities are not included in these requirements and are not reported to corporate HSE, but internally monitored. 3 Additional information 3.1 Definitions Definitions relating to HSE data are included in “Handling of undesirable incidents and HSE data” (WR0015) (Statoil group / All locations / On- and offshore) 3.2 Changes from previous version Vessels covered under a COA are included. 3.3 References “Handling of undesirable incidents and HSE data” (WR0015) (Statoil group / All locations / On- and offshore) Health, safety and environment (HSE). Work process requirements, WRI 249, Final Ver 4.06, valid from 2009- 12-10 Page 4 of 7 Validity area: M&M OTS/All/All value chains/On- and offshore

 Governing document Reporting of HSE data to Statoil From Shipping Services Providers Classification: Internal App A Categorising matrix for actual and potential undesirable incidents / accidents Material damage - operational loss Seriousness Level Personal injury Gas release Fire/ explosion Oil spill Collision or grounding Operation/ equipment failure Structural failure Loss of position Security breach Actual injury Potential injury Actual damage Potential damage Actual damage Potential damage Actual damage Potential damage Actual damage Potential damage Actual damage Potential damage Actual damage Potential damage Actual damage Potential damage Actual damage Potential damage High 1 Fatality > 10 kg/s brief leakage > 100 kg Substantial fire & Emergency > 5 mill NOK Off: >100 m3 Port: >10 m3 Major extensive structural deformation > 5 mill NOK of value Extensive cracks or deformations in hull Collision w/ installation Threats- violence> 5 mill NOK of value High 2 Serious lost time injury > 1,0-10 kg/s brief leakage > 10 kg Substantial fire with loss > 1 mill NOK Off: >10 m3 Port: >1 m3 Major structural deformation > 1 mill NOK of value Major cracks or deformations in hull Serious loss of position control within the safety zone > 1 mill NOK of value Medium 3 Other lost time injury / substitute work >0,1-1 kg/s brief leakage > 1kg Minor fire with loss > 250 000 NOK Off: >1 m3 Port: >100 litre Essential structural deformation > 500 000 NOK of value Cracks in hull Serious loss of postion control in confined waters > 500 000 NOK of value Low 4 Medical treatment < 0,1 kg Minor fire > 50 000 NOK > 159 litre Structural deformation > 250 000 NOK of value Minor cracks or deformations in hull Loss of postion / insignificant hazard > 250 000 NOK of value Health safety and environment (HSE), Work process requirements. WR l249, Final Ver. 4.06. valid from 2009- 12-10 Page 5 of 7 Validity area M&M OTS/All/All value chains/On- and offshore

 Governing document Classification: Reporting of HSE data to Statoil From Shipping Services Providers Internal App B Reporting requirements of undesirable incidents / accidents for shipping contractors To avoid repetition and to ensure transfer of experience of undesirable events involving people, the environment and/or material assets, all incidents / accidents and near misses must be notified, assessed, investigated where necessary and reported. The shipping contractor shall report all incidents and accidents to Statoil without unnecessary delay and cooperate with Statoil regarding further notification, investigation, corrective action and exchange of experience. Near misses categorised in level 1 or 2 in the attached Categorising matrix shall also be reported immediately. The initial report shall include a brief description of the event. Investigation of undesirable incidents is a formal process intended to clarify the sequence of events, causes and consequences, and to identify effective preventive measures. The purpose is not only to prevent similar incidents in future, but also to ensure that the lessons are learnt in order to achieve a general improvement in HSE. Statoil ASA will request participation and cooperation in all investigations on level 1 or 2 accidents / incidents and near misses (undesired events) level 1. Statoil ASA may provide competent investigation team leaders or other resources if requested. The immediate reporting shall be done to the commercial responsible unit in Statoil, as instructed in the charter party and/or voyage instruction. If, for any reason, this is not possible then Statoil’s security centre should be contacted on (+47) 51990002. The exemptions to this requirement are minor near misses not practical to report immediately. These types of near misses, not immediately reported to Statoil, shall be summarised and reported on a quarterly basis. This regular summary of near misses, not reported to Statoil earlier, shall be sent to shlphse@Statoil.com and shall include the average number of crew members onboard the vessel during the last quarter. This is used by Statoil to calculate number of working hours and frequencies. According to OCIMF recommendations, the working hours will be calculated based on 24 hours exposure time onboard the vessels. In addition, we request you to include in the quarterly report the bunker consumption and grade(s) during the last quarter for each vessel. The summary shall be forwarded to Statoil not later than the 10. day in the month following each quarter. (10. April, 10 July, 10 October, 10 January). If this summary does not contain any new / additional information, a summary sheet can be used for all vessels in the operator’s fleet, but the average number of crew onboard needs to be specified for each individual vessel. Accidents and near misses shall be reported according to these requirements based on 24 hours service on board. Accidents or near misses occurred during working time and non-working time on board shall be reported ‘ Health, safety and environment (HSE), Work process requirements, WRI249, Final Ver 4 06, valid from 2009-12-10 Page 6 of 7 Validity area: M&M OTS/All/All value chains/On- and offshore ________________________________________

 Governing document Classification: Reporting of HSE data to Statoil From Shipping Services Providers Internal App C Quarterly reporting sheet From (company/ person): Vessels name: Average number of crew onboard during the period Fuel grade Consumption (t) Fuel grade II Consumption (t) Any other incident or near miss not reported earlier? (If yes, please supply date, type and description) Health, safety and environment (HSE), Work process requirements, WRI 249, Final Ver 4.06, valid from 2009-12-10 Page 7 of 7 Validity area M&M OTS/All/All value chains/On- and offshore

 STATOILTIME 1 Doc. No. Version 1.1 CAPTAIN MARKOS NL-TC/P 22 OCTOBER 2010 Attachment 3 - Financial Responsibility in Respect of Oil and Bunker Pollution Classification: Open Status: Final Page 67 of 72

 R215- Version 1.1 Certificate of Insurance for Bunker Oil Pollution Reason for new certificate : Renewal Certificate THE COMMONWEALTH OF THE BAHAMAS THE BAHAMAS MARITIME AUTHORITY Certificate of Insurance or other Financial Security in Respect of Civil Liability for Bunker Oil Pollution Damage Issued in accordance with the provisions of Article 7 of the International Convention on Civil Liability for Bunker Oil Pollution Damage, 2001. Certificate No.LON-003656-2010 Name of Ship Distinctive Number or Letters IMO Ship Identification Number Port of Registry Name and Full Address of the Principal Place of Business of the Registered Owner CAPTAIN MARKOS NL C6VV3 9315680 Nassau Cetus Transport Ltd. 80 Broad Street Monrovia Liberia THIS IS TO CERTIFY that there is in force in respect of the above-named ship a policy of insurance or other financial security satisfying the requirements of Article 7 of the International Convention on Civil Liability for Bunker Oil Pollution Damage, 2001. Type of Security CERTIFICATE OF INSURANCE Duration of Security from Noon GMT 20 February 2010 to Noon GMT 20 February 2011 Name and Address of the lnsurer(s) and / or Guarantor(s) Name The United Kingdom Mutual Steam Ship Assurance Association (Bermuda) Limited Address Chevron House 11 Church Street PO Box HM665 Hamilton HMCX Bermuda This Certificate is valid until 20 February 2011 The present certificare is issued under the authority of the Government of the Commonwealth of The Bahamas by the Bahamas Maritime Authority. At LONDON’ On 25 January 2010 The undersigned declares to be duly authorised by the said Government to issue this Certificate

STATOILTIME 1 Doc. No. Version 1.1 CAPTAIN MARKOSNL-TC/P 22. OCTOBER 2010 Attachment 4 - Exxon Blanket Declaration Drug & Alcohol Policy Classification: Open Status: Final Page 68 of 72

 APPENDIX B: DRUG AND ALCOHOL DECLARATION Drug and Alcohol Policy (sample) Blanket Declaration To: International Marine Transportation Ltd/SeaRiver Maritime/Tonen General Marine Services Section Fax: +44 (0)1372 223854 Tel: +44 (0)1372 222000 Re: Drug and Alcohol Policy The undersigned warrants and represents that it has a policy on Drug and Alcohol Abuse (“Policy”) applicable to all vessels which the undersigned now owns and/or operates and which, after the date of this certificate, the undersigned may own and/or operate. This Policy meets or exceeds the standards in the Oil Companies International Marine Forum Guidelines for the Control of Drugs and Alcohol Onboard Ship. Under the Policy, alcohol impairment shall be defined as a blood alcohol content of 40mg/100ml or greater; the appropriate seafarers to be tested shall be all vessel officers and the drug/alcohol testing and screening shall include unannounced testing in addition to routine medical examinations. An objective of the Policy should be that the frequency of unannounced testing be adequate to act as an effective abuse deterrent, and that all officers be tested at least once a year through a combined programme of unannounced testing and routine medical examinations. The undersigned further warrants that the Policy will remain in effect unless you are otherwise specifically notified and that the undersigned shall exercise due diligence to ensure compliance with the Policy. It is understood that an actual impairment or any test finding of impairment shall not in and of itself mean the undersigned has failed to exercise due diligence. Company Name Person signing on behalf of Company Title or Authority held bv person signing MARINE ENVIRONMENTAL. SAFETY AND QUALITY ASSURANCE CRITERIA FOR INDUSTRY VESSELS IN EXXONMOBIL AFFILIATE SERVICE: 2006 EDITION

STATOILTIME 1 Doc. No. Version 1.1 CAPTAIN MARKOS NL- TC/P 22. OCTOBER 2010 Attachment 5 - American Institute Trade Warranties (01/07/72) Classification: Open Status: Final Page 69 of 72

 American Institute (July 1, 1972) 38J AMERICAN INSTITUTE TRADE WARRANTIES 1. Warranted no port or place on the Eastern Coast of North America, its rivers or adjacent islands (a) north of 52° 10’ N. Lat. and west of 50° W. Long. (b) in the Gulf of St. Lawrence, its connecting waters and the St. Lawrence River, in the area bounded by lines drawn between Battle Harbour/Pistolet Bay; Cape Ray/Cape North; Port Hawkesbury/Port Mulgrave; and Baie Comeau/Matane, between December 21st and April 30th, both days inclusive. (c) west of Baie Comeau, but not West of Montreal, between December 1st and April 30th, both days inclusive. 2. Warranted no Great Lakes or St. Lawrence Seaway or St. Lawrence River west of Montreal. 3. Warranted no port or place in Greenland or its adjacent waters. 4. Warranted no port or place on the Western Coast of North America, its rivers or adjacent islands, north of 54° 30’ N. Lat. or west of 130° 50’ W. Long.; except the port of Ketchikan, Alaska, provided, (a) that a qualified pilot having knowledge of local waters be on duty while the Vessel is in waters north of 54° 30’ N. Lat. and east of 132° W. Long. and (b) that the Vessel be equipped with operating Gyro Compass, Radio Direction Finder, Fathometer and Radar. 5. Warranted no Baltic Sea (or adjacent waters east of 15° E. Long.); (a) north of a line between Mo and Vaasa between November 15th and May 5th, both days inclusive. (b) east of a line between Viipuri (Vyborg) and Narva between November 21st and May 5th, both days inclusive. (c) north of a line between Stockholm and Tallinn between December 15th and April 15th, both days inclusive. (d) east of 22° E. Long. and south of 59° N. Lat. between December 15th and April 15th, both days inclusive. 6. Warranted not north of 70° N. Lat. except when proceeding directly to or from any port or place in Norway or Kola Bay. 7. Warranted no Bering Sea, no East Asian waters north of 46° N. Lat. and no port or place in Siberia except Vladivostok and/or Nakhodka. 8. Warranted no Kerguelen or Croset Islands, nor waters south of 50° S. Lat., except ports or places in Patagonia, Chile and Falkland Islands, but liberty is given to enter waters south of 50° S. Lat. if proceeding to or from ports or places not excluded by this warranty. 9. Warranted not to sail with Indian Coal as cargo:— (a) between March 1st and June 30th, both days inclusive. (b) between July 1st and September 30th, both days inclusive, except to ports in Asia, not west of Aden nor east of or beyond Singapore.

~~Attachments 6 — Parent Company Guarantee~~

~~GUARANTEE~~

~~This guarantee dated [], is delivered by [], a company registered in [] [under company number (if applicable)] (hereinafter called the “Guarantor”), in favour of Statoil ASA, a company registered in Norway under company number NO 923 609 046 [and all its subsidiaries/or specify name of entity] (hereinafter called the “Beneficiary”).~~

~~In consideration of the Beneficiary having entered into or entering into transportation agreements (hereinafter called the “Transactions”) with any one or more of the following subsidiaries:~~

                             ~~[company name, company address, company number, etc]~~

~~(hereinafter called the “Company”).~~

~~The Guarantor agrees and undertakes in favour of the Beneficiary as follows:~~

~~1.                                      Guarantee~~

~~The Guarantor unconditionally and irrevocably guarantees as principal debtor to the Beneficiary the complete performance by Company of any and all obligations under the Transactions. Guarantor shall make prompt payment upon demand for any loss, damage, liability, claims, demands, proceedings, costs and/or expenses arising from any default of the Company under the Transactions, and for any and all amounts payable by Company to Beneficiary under the Transactions (hereinafter collectively called the “Obligations”). If Company fails to pay any Obligation, Guarantor will pay such Obligation directly to Beneficiary upon Beneficiary’s first demand in accordance with the provision of this Guarantee. Guarantor agrees to pay all expenses, including attorney’s fees and court costs, incurred by Beneficiary to enforce its rights under this Guarantee.~~

~~2.                                      Term~~

~~This is a continuing guarantee and shall remain in full force and effect until [date/or termination upon notice wording(5)] (hereinafter called the “Termination Date”) and shall be binding upon Guarantor, its successors and permitted assigns provided that the Guarantee will continue in full force and effect with regard to all Obligations arising under the Transactions prior to such Termination Date.~~

~~3.                                      Nature of Guarantee~~

~~The Guaranty is one of payment and not of collection. The obligations of the Guarantor are in addition to and not in substitution for any other security, which the Beneficiary may hold in relation to any Obligation, and will not be affected the existence, validity, enforceability, perfection or extent of such security. The Guarantor hereby agrees that its obligations hereunder shall be unconditional irrespective of the impossibility or illegality of performance by the Company under the Transactions; the absence of any action to enforce the Transactions; any waiver or consent by the Beneficiary concerning any provisions of the Transactions; the rendering of any judgment against the Company or any action to enforce the same; any failure by the Beneficiary to take arty steps necessary to preserve its rights to any security or collateral for the Obligations; the release of all or any portion of any collateral by the Beneficiary; or any failure by the Beneficiary to perfect or to keep perfected its security interest or lien in any portion of any collateral.~~

(5) If “termination upon notice” applies, insert the following after the word “until”, replacing [...]:

“the tenth business day following the Beneficiary’s receipt of written notice from Guarantor of Guarantor’s intent to terminate this Guarantee”

~~If any payment from Company for any Obligation to Beneficiary is rescinded or must be returned for any other reason, Guarantor will remain liable for such Obligation as if such payment had not been made.~~

~~Guarantor has the right to assert defenses that Company may have under the Transactions, except:~~

                             ~~defenses arising from winding up, insolvency, bankruptcy, reorganisation, change of ownership, dissolution, liquidation, or any similar proceeding of the Company,~~

                             ~~illegality or invalidity of any of the Transactions or the Obligations,~~

                             ~~defenses that might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.~~

~~4.                                      Consents~~

~~Guarantor agrees that Beneficiary and Company at any time may modify any term of any Transaction, including but not limited to; extension, renewal, compromise, composition or other payment arrangement, without impairing or affecting any of Guarantor’s Obligation(s) under this Guarantee.~~

~~5.                                      Waivers~~

~~Guarantor hereby waives:~~

                             ~~notice of acceptance of this Guarantee,~~

                             ~~presentment and demand for payment or performance concerning the Obligations of Guarantor, except as expressly provided for herein.~~

                             ~~protest and notice of default to the Guarantor or to any other party with respect to the Obligations,~~

                             ~~any right to require that any demand, action or proceeding be brought by Beneficiary against Company seeking enforcement against Company of the Obligations prior to any action against Guarantor under this Guarantee.~~

~~No delay of Beneficiary in the exercise of, or failure to exercise any rights under this Guarantee shall operate as a waiver of such rights, a waiver of other rights or a release of Guarantor hereunder.~~

~~6.                                      Subrogation and/or counter Indemnity~~

~~The Guarantor will not exercise any rights which it may acquire by way of subrogation and/or counter indemnity until all Obligations shall have been paid in full. Subject to the foregoing, upon payment of all such Obligations, the Guarantor shall be subrogated to the rights of the Beneficiary against the Company, and the Beneficiary agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.~~

~~7.                                      Assignment~~

~~Guarantor may not assign this Guarantee or any Obligation hereunder without Beneficiary’s prier written consent.~~

~~8.                                      Demands and Payments~~

~~If Company fails to pay any Obligations, and Beneficiary elects to exercise its rights this Guarantee, Beneficiary shall make a written demand on Guarantor. The demand shall identify the Transaction under which a demand is being made and identify the amount and the basis of the demand and shall contain a statement that Beneficiary is calling upon Guarantor under this Guarantee. A demand conforming to the foregoing shall be sufficient notice to Guarantor to pay under this Guarantee.~~

~~All payments to be made by Guarantor under such demand shall be in the currency of the Obligation, for value on the due date and without set off, counterclaim, deduction, or similar.~~

~~9.                                      Notices~~

~~Any demand, notices and communications to be given under this Guarantee by Guarantor or the Beneficiary, shall be in writing and shall be delivered personally, or commercial courier, or by certified or registered class mail or faxed to:~~

~~Guarantor: [Company name, address, attention, fax number]~~

~~Beneficiary: Statoil ASA, Forusbeen 50, N 4035 Stavanger, Norway, Att. Corporate Credit, Fox: +47 51 99 00 50~~

~~Notices sent in accordance with the provision above will be deemed received:~~

                             ~~on the day received if delivered personally,~~

                             ~~two (2) business days after shipment if sent by commercial courier,~~

                             ~~four (4) business days after mailing if sent by certified or registered class mail,~~

                             ~~on the next business days if served by fax when the sender has a machine confirmation as to when and to whom the notice was sent. Notices sent by fax shall be confirmed promptly after transmission in writing by certified mail.~~

~~10.                               Governing Law and Jurisdiction~~

~~This Guarantee shall be governed by English law and, for the benefit or the Beneficiary, the courts of England shall have jurisdiction to settle any disputes arising under this Guarantee. This shall not limit the right of the Beneficiary to bring proceeding against the Guarantor in any or more other competent jurisdictions.~~

~~The Guarantor waives any right that it may have to trial by jury in respect of any action or proceedings relating to this Guarantee.~~

~~11.                               Representations and Warranties~~

~~Guarantor herby represents and warrants that~~

                             ~~it is duly organized, validly existing under the laws of [insert],~~

                             ~~the execution, delivery and performance by Guarantor have been duly authorised by all necessary corporate action and do not violate its by laws or similar constitutional documents,~~

                             ~~the Guarantee constitutes the legal valid and binding obligation of Guarantor , enforceable against it in accordance with its terms.~~

~~In witness whereof, the undersigned has executed this Guarantee as of the date first above written.~~

~~Name of Guarantor.~~

~~By(6):~~
~~Name:~~
~~Title:~~

(6) Appropriate Power of Attorney and certificate confirming signatures to be attached.